Exhibit 5.4

EXECUTION VERSION

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	ARES CAPITAL MANAGEMENT LLC 245 Park Avenue, 44th Floor New York, New York 10167

BROAD STREET LOAN PARTNERS III, L.P.
BROAD STREET LOAN PARTNERS III OFFSHORE, L.P.
BROAD STREET LOAN PARTNERS III OFFSHORE-UNLEVERED, L.P.
BROAD STREET SENIOR CREDIT PARTNERS II, L.P.
200 West Street
New York, New York 10282

March 14, 2019

HC Group Holdings II, Inc.
c/o Option Care Infusion Services, Inc.

3000 Lakeside Dr.

#300N

Bannockburn, IL 60015

Attention: Mike Shapiro

Project Opal
Senior Credit Facilities
Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (together with any of its designated affiliates and branches, “Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with any of its designated affiliates, “MLPFS”), Ares Capital Management LLC (on behalf of one or more affiliated funds, investment vehicles and/or managed accounts, “Ares”), and the entities listed on Schedule I hereto (the “Initial MBD Lenders” and, together with any Other MBD Lenders (as defined below) to which the Initial MBD Lenders have reallocated, sold, resold, assigned and/or transferred commitments pursuant to, and in accordance with, this Commitment Letter, the “MBD Lenders”, and collectively with Bank of America, MLPFS, Ares and any Additional Agent (as defined below) appointed in accordance with Section 2 below, each a “Commitment Party,” and together, the “Commitment Parties,” “us” or “we”), that you intend to consummate the transactions described in Exhibit A hereto.  Capitalized terms used but not defined herein are used with the meanings assigned to them on the exhibits attached hereto (such exhibits, together with this letter, collectively, the “Commitment Letter”).

1.                                      Commitments

In connection with the Transactions, (a)(i) Bank of America is pleased to advise you of its commitment to provide, and hereby agrees to provide, 65% of the principal amount of the First Lien Term Facility (as defined below), (ii) Ares is pleased to advise you of its commitment to provide, and hereby agrees to provide, 17.5% of the principal amount of the First Lien Term Facility and (iii) the Initial MBD Lenders (together with Bank of America, Ares, and any other Initial First Lien Lender appointed in accordance with Section 2 below on a several (and not joint) basis, if applicable, each an “Initial First Lien Lender,” and collectively, the “Initial First Lien Lenders”) are pleased to advise you of their several, but not joint, commitments to provide, in the aggregate for all the applicable entities, 17.5% of the principal amount of the First Lien Term Facility, which commitments will be allocated among the Initial MBD Lenders in accordance with the commitments set forth on Schedule I hereto and (b) Bank of America (together with any other Initial ABL Lender appointed in accordance with Section 2 below on a several (and not joint) basis, if applicable, collectively, the “Initial ABL Lenders”; the Initial ABL Lenders and the Initial First Lien Lenders are collectively referred to as the “Initial Senior Lenders”) is pleased to advise you of its commitment to provide, and hereby agrees to provide, 100% of the principal amount of the ABL Facility (as defined below), in each case upon the terms expressly set forth in this Commitment Letter (including, without limitation, in each of the Summary of Terms and Conditions attached hereto as Exhibits B and C, respectively (each, a “Term Sheet” and collectively, the “Term Sheets”)) and subject solely to the Exclusive Funding Conditions (as defined below). For the avoidance of doubt, the commitments of the Initial Senior Lenders hereunder are several and not joint.

Notwithstanding anything to the contrary contained herein or in the Fee Letter (as defined below), each of Ares and each MBD Lender is providing its respective commitment with respect to the First Lien Term Facility solely as principal and in so doing is not acting as an underwriter, arranger or agent with respect to the Senior Credit Facilities or otherwise providing any services hereunder.

2.                                      Titles and Roles

You hereby appoint (a)(i) MLPFS, together with any other lead arrangers or bookrunners appointed as contemplated in the immediately succeeding paragraph, to act as joint lead arrangers and joint bookrunners (in such capacity, the “First Lien Lead Arrangers”) and (ii) Bank of America to act as sole administrative agent (in such capacity, the “First Lien Administrative Agent”) for the First Lien Term Facility and (b) (i) MLPFS, together with any other lead arrangers or bookrunners appointed as contemplated in the immediately succeeding paragraph, to act as joint lead arrangers and joint bookrunners (in such capacity, the “ABL Lead Arrangers” and, together with the First Lien Lead Arrangers, the “Senior Lead Arrangers”) and (ii) Bank of America to act as sole administrative agent (in such capacity, the “ABL Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agent”) for the ABL Facility.

It is further agreed that MLPFS will have “left” placement on any marketing materials or other documentation used in connection with any of the Senior Credit Facilities and shall hold the leading role and responsibility associated with such “top left” placement.  You agree that no

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other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with obtaining commitments under the Senior Credit Facilities unless you and we shall so agree; provided that, on or prior to the date which is fifteen (15) business days after the date you execute and deliver this Commitment Letter, you may appoint, with up to (i) 15.00% in the aggregate of the economics and commitment amounts for the First Lien Term Facility; and (ii) 66.67% in the aggregate of the economics and commitment amounts for the ABL Facility, in each case, additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Agent”) (it being understood that (a) such Additional Agents (or their affiliates) shall assume a proportion of the commitments with respect to the applicable Senior Credit Facility that is equal to the proportion of the economics allocated to such Additional Agents (or their affiliates), (b) no Additional Agent (nor any affiliate thereof) shall receive greater economics (measured as a percentage of its commitment) in respect of any Senior Credit Facility than that received by MLPFS and (c) to the extent you appoint Additional Agents and/or confer additional titles in respect of any Senior Credit Facility on the Additional Agents, the economics allocated to, and the commitment amounts of, MLPFS (but not any other Initial Senior Lender) in respect of such Senior Credit Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or their affiliates (other than Excluded Affiliates)), in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation or an amendment to this Commitment Letter and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Initial Senior Lender” and/or “Senior Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letter  The parties hereto agree that Excluded Affiliates (as defined below) of such Additional Agents shall be treated in the same manner as Excluded Affiliates of the Initial Senior Lender and Senior Lead Arrangers hereunder.  For the avoidance of doubt, your obligations under this paragraph shall automatically terminate upon the date on which this Commitment Letter terminates pursuant to Section 10.

3.                                      Syndication

The Senior Lead Arrangers intend to syndicate the First Lien Term Facility and may syndicate the ABL Facility, in each case, to a group of banks, financial institutions and other institutional lenders, reasonably acceptable to you, such consent not to be unreasonably withheld or delayed (together with the Initial Senior Lenders but excluding Disqualified Institutions, the “Lenders”); provided that, the Senior Lead Arrangers will not syndicate, assign or participate (i) to (a) those persons that are competitors of you, the Company and its subsidiaries, Walgreens Co. (“Walgreens”) or Sponsor (as defined below) to the extent separately identified by you or the Sponsor to us (or, after the Closing Date, by the Borrower or the Sponsor to the Administrative Agent) in writing from time to time, in each case including any such entity’s affiliates that are identified as such pursuant to this clause (a) or those that are clearly identifiable on the basis of their name (in each case, other than bona fide diversified debt funds) (other than those excluded pursuant to clauses (b) or (c) of this paragraph)), (b) those banks, financial institutions and other persons to the extent separately identified by you or the Sponsor to us in writing prior to the date hereof or as you and we shall mutually agree on or after such date, in each case including any such entity’s affiliates that are identified as such pursuant to this clause (b) or are clearly

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identifiable as such on the basis of their name or (c) Excluded Affiliates (such persons or entities in clause (a), (b) or (c), collectively, the “Disqualified Institutions”) or (ii) the commitments of the MBD Lenders and of Ares in respect of the First Lien Term Facility, provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior allocation, assignment or participation, as applicable.  Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment, syndication or participation by the Initial Senior Lenders (except in the case of an assignment to an Additional Agent), (i) the Initial Senior Lenders shall not be released, relieved or novated from their respective obligations hereunder (including their respective obligation to fund the Senior Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Senior Credit Facilities, including their respective commitments in respect thereof, until the initial funding of the Senior Credit Facilities on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Senior Lenders’ respective commitments in respect of the Senior Credit Facilities until the initial funding of the Senior Credit Facilities on the Closing Date and (iii) the Initial Senior Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Senior Credit Facilities on the Closing Date has occurred.  All commitments with respect to the First Lien Term Facility that are allocated to Lenders in the primary syndication of the First Lien Term Facility shall be allocated first to reduce the commitments held by Bank of America until Bank of America holds commitments  with respect to the First Lien Term Facility of not more than $0.

The Senior Lead Arrangers intend to commence syndication efforts with respect to the Senior Credit Facilities on a date to be reasonably mutually agreed between you and the Senior Lead Arrangers and, until the earlier to occur of (a) a Successful Syndication (as defined in the Fee Letter) and (b) 30 days after the Closing Date (such period, the “Syndication Period”), you agree to use commercially reasonable efforts to assist (and to use commercially reasonable efforts to cause the Company to assist) the Senior Lead Arrangers in completing a syndication reasonably satisfactory to the Senior Lead Arrangers and you.  Such assistance shall include using your commercially reasonable efforts to (i) ensure that the syndication efforts benefit from your  and the Sponsor’s existing banking relationships and, to the extent reasonably practical and appropriate, the Company’s existing lending and investment banking relationships; (ii) direct contact between your and the Sponsor’s senior management and the proposed Lenders (and using your commercially reasonable efforts to obtain such contact between the senior management of the Company and the proposed Lenders) at times and locations to be mutually agreed; (iii) your and the Sponsor’s assistance (and using your commercially reasonable efforts to cause the senior management of the Company to assist) in the preparation of confidential information memoranda customary for transactions of this type (the “Confidential Information Memorandum”) and other customary and readily available marketing materials to be used in connection with the syndication of the Senior Credit Facilities (all of which shall be in form and substance consistent with confidential information memoranda used in recent loan transactions sponsored by the Sponsor), including by providing the projections (such projections, including financial estimates, budgets and forecasts, the “Projections”); (iv) the hosting, with the Senior Lead Arrangers, of one formal bank meeting of prospective Lenders at a time and location to be mutually agreed (and to the extent we, in consultation with you, reasonably determine to be necessary, one or more conference calls with prospective Lenders in addition to such meeting)

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(and using your commercially reasonable efforts to cause the senior management of the Company to be available for such meeting and, to the extent we, in consultation with you, reasonably determine to be necessary, such conference calls), (v) your ensuring (and in the case of the Company using commercially reasonable efforts to ensure) that, until the end of the Syndication Period, there shall be no other issues, offerings, placements or arrangements of competing debt securities or credit facilities by or on behalf of you or the Company being offered, placed or arranged (other than the Senior Credit Facilities, the Second Lien Notes, indebtedness to be agreed to remain outstanding after the Closing Date and indebtedness permitted under the Merger Agreement), in each case, which would reasonably be expected to have a materially adverse impact on the primary syndication of the Senior Credit Facilities and (vi) using commercially reasonable efforts to obtain prior to the launch of general syndication (x) public corporate/family ratings for the Borrower (after giving effect to the Transactions) and (y) public ratings for the First Lien Term Facility from Moody’s Investors Services, Inc. and Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.  You further agree, until the Closing Date, to provide to the MBD Lenders and Ares all information with respect to the business, operations, assets, liabilities, financial projections and prospects of the Borrower, the Company and their respective subsidiaries and the Transactions, and such other information, in each case, as is generally provided to the First Lien Lead Arrangers. For the avoidance of doubt, (1) you will not be required to provide any information (x) to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any fiduciary duty or obligation of confidentiality (not created in contemplation hereof) binding on you, the Company or your or its respective affiliates (provided that in the case of any confidentiality obligation binding on you or your affiliates, you shall use commercially reasonable efforts to notify us if any such information that we have specifically identified and requested is being withheld as a result of any such obligation of confidentiality) or (y) that consists of customer-specific data or competitively sensitive information of you or the Company that is not required to be provided pursuant to the Merger Agreement, (2) your commercially reasonable efforts to cause the Company or its management to provide information or to do or assist with any of the provisions of this paragraph shall not include actions or assistance to the extent the same would be in contravention of the Merger Agreement and shall be subject to the limitations set forth in the Merger Agreement and otherwise limited to actions or assistance to the extent practical and appropriate and (3) the only financial statements that shall be required to be provided to the Senior Lead Arrangers in connection with the syndication of the Senior Credit Facilities shall be those required to be delivered pursuant to paragraph 5 of Exhibit D hereto (as and when required pursuant to the terms thereof).  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the commencement nor the completion of the syndication of the Senior Credit Facilities, the obtaining of any ratings nor the compliance with any of the other provisions set forth in any provision of this or any other paragraph of this Section 3 shall constitute a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date or at any time thereafter.

The Senior Lead Arrangers, in their capacity as such, will manage, in consultation with you (subject to your rights set forth in the preceding paragraphs of this Section 3 and your rights to appoint Additional Agents in Section 2), all aspects of the syndication, including decisions as to the selection of institutions (other than Disqualified Institutions) to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders

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(other than Disqualified Institutions) will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that (a) the Senior Lead Arrangers will make available an information package and presentation to the proposed syndicate of Lenders by posting the information package and presentation on IntraLinks or another similar electronic system and (b) certain prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws, “MNPI”) with respect to you, the Company, the respective securities of of any of the foregoing or the Merger and who may be engaged in investment and other market-related activities with respect to such entities’ securities).  At the reasonable request of the Senior Lead Arrangers, you agree to assist (and to use commercially reasonable efforts to cause the Company to assist) in the preparation of a version of the information package and presentation consisting exclusively of information and documentation that is (a) publicly available (or customarily contained in any “public side” confidential information memorandum for senior secured bank facilities) or (b) not material with respect to you, the Company or your or any of their respective subsidiaries or any of your or their respective securities for purposes of United States Federal and state securities laws assuming such laws are applicable to you, the Company or your or their respective subsidiaries (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).  It is understood that in connection with your assistance described above, customary authorization letters will be included in the Confidential Information Memorandum that authorizes the distribution of such information to prospective Lenders and confirms to the Senior Lead Arrangers that the public version of the Confidential Information Memorandum does not include Private Lender Information about you, the Company or your or their respective securities and will contain customary language exculpating us, our affiliates, you, the Sponsor, Walgreens, the Company and your and their affiliates with respect to any liability related to the use of the contents of such marketing material by the recipients thereof in violation of applicable securities laws.  You acknowledge and agree that the following documents may be distributed to prospective Lenders wishing to receive only the Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents):  (i) drafts and final definitive documentation with respect to the Senior Credit Facilities (excluding, if applicable, any specifically identified schedules thereof); (ii) administrative materials prepared by the Senior Lead Arrangers for prospective Lenders (such as a Lender meeting invitation, allocations and funding and closing memoranda (but excluding any Projections)); and (iii) term sheets and notification of changes in the terms of the Senior Credit Facilities.  You also agree to identify that portion of any other Information (as defined below) as relating to you or the Company (the “Borrower Materials”) to be distributed to “public side” Lenders and that you will clearly and conspicuously mark such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Borrower Materials “PUBLIC,” you shall be deemed to have authorized the Senior Lead Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any Private Lender Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).  You agree that, unless expressly identified as Public Lender Information, each document to be disseminated by the Senior Lead Arrangers to any Lender in connection with the Senior Credit Facilities will be deemed to

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contain Private Lender Information (except with respect to those documents described in clauses (i), (ii) and (iii) of the second preceding sentence).

4.                                      Information

You hereby represent and warrant (with respect to Information (as defined below) relating to the Company and its subsidiaries and businesses, to your knowledge) that (a) all written information, other than the Projections, forward looking statements and information of a general economic or industry-specific nature, concerning you, the Borrower, the Company and your and their respective subsidiaries, the Merger and the other Transactions contemplated hereby (the “Information”), that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, taken as a whole and as supplemented, does not contain (or, in the case of Information furnished after the date hereof, will not contain), as of the time it was (or hereafter is) furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated as provided below and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).  You agree that if, at any time prior to the later of the Closing Date and the end of the Syndication Period, you become aware that any of the representations and warranties in the preceding sentence would be (with respect to Information relating to the Company and its subsidiaries and businesses, to your knowledge) incorrect in any material respect if the Information or Projections were being furnished and such representations and warranties were being made at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that (with respect to Information relating to the Company and its businesses, to your knowledge) such representations are correct, in all material respects, under those circumstances.  The making or accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Commitment Parties.  You understand that the Commitment Parties may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the Projections, including in the case of the Senior Lead Arrangers, in connection with arranging and syndicating the First Lien Term Facility and the ABL Facility.

5.                                      Fees and Closing Payments

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable compensation and closing payments described in the separate fee and closing payment letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions expressly set forth therein.

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6.                                      Conditions

Each Initial Senior Lender’s commitments hereunder are subject solely to the satisfaction (or waiver) of the Exclusive Funding Conditions, and upon the satisfaction (or waiver by the Initial Senior Lenders with respect to the applicable Senior Credit Facility) of the Exclusive Funding Conditions, the initial funding of the Senior Credit Facilities shall occur.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Senior Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date shall be (i) such of the representations made by or with respect to the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice provisions but taking into account any applicable cure provisions) to terminate your (or their) obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement (the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Senior Credit Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by the Initial Senior Lenders), it being understood that, to the extent any lien search, insurance certificate or endorsement or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the pledge and perfection of Collateral of the Borrower and the Guarantors with respect to which a lien may be perfected solely by (A) the filing of financing statements under the Uniform Commercial Code (“UCC”) and (B) the delivery of stock certificates or other certificates, if any, representing equity interests of the Borrower or the Guarantors required to be pledged pursuant to the Term Sheets to the extent (x) possession of such certificates perfects a security interest therein and (y) other than in the case of stock certificates or other certificates representing equity interests of the Initial Borrower, such stock certificates have been received from the Company after your use of commercially reasonable efforts to do so) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such lien search, insurance certificate or endorsement, and/or Collateral shall not constitute a condition precedent to the availability of the Senior Credit Facilities, but may instead be provided within ninety (90) days after the Closing Date, subject to such extensions as are reasonably agreed by the First Lien Administrative Agent and the Borrower, or pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably.  “Specified Representations” means the representations in the Senior Credit Documentation relating to corporate or other organizational existence, organizational power and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Senior Credit Documentation); due authorization, execution, delivery and enforceability, in each case, relating to the entering into and performance of such Senior Credit Documentation by the Borrower and the Guarantors; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1 of Exhibit D hereto); no violations or conflicts with organizational documents (as related to the execution and delivery of the Senior Credit Documentation) of the Borrower and the Guarantors; Federal

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Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds of the First Lien Term Loans and the ABL Loans not violating OFAC or FCPA; and the creation and perfection of the security interests (subject to customary permitted liens) in the Collateral of the Borrower and the Guarantors and subject in all respects to the foregoing provisions of this paragraph.  Notwithstanding anything in this Commitment Letter, the Fee Letter, the Senior Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the commitments of the Initial Senior Lenders hereunder and the Senior Lead Arrangers’ agreements to perform the services described herein are subject (i) as to the First Lien Term Facility, to the conditions expressly set forth under the heading “CERTAIN CONDITIONS—Initial Conditions” in the Term Sheet on Exhibit B, (ii) as to the ABL Facility, to the conditions expressly set forth under the heading “CERTAIN CONDITIONS—Initial Conditions” in the Term Sheet on Exhibit C and (iii) to the conditions set forth in this Section 6 and in Exhibit D hereto (collectively, the “Exclusive Funding Conditions”), (b) the only conditions (express or implied) to the availability of the Senior Credit Facilities on the Closing Date are the Exclusive Funding Conditions and (c) to the extent the representations made on the Closing Date with respect to the Company are qualified or subject to “material adverse effect”, the definition thereof shall be “Beta Material Adverse Effect” as defined in the Merger Agreement (“Beta Material Adverse Effect”) for purposes of any such representations and warranties with respect to the Company made or to be made on or as of the Closing Date.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision.”  The Initial Senior Lenders will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Senior Credit Facilities in a manner consistent with the Merger Agreement on the Closing Date.

7.                                      Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their controlled affiliates (other than Excluded Affiliates) and controlling persons and the respective directors, officers, employees, agents and other representatives of each of the foregoing and their respective successors (excluding any Excluded Affiliate, each, an “indemnified person”) from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions or the use of proceeds of the Senior Credit Facilities or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Company, your or its equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty (30) days of written demand (together with reasonable backup documentation) for any reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons (taken as a whole) and, if reasonably necessary, one local counsel in any relevant material jurisdiction to such indemnified persons (taken as a whole) and, in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons (taken as a whole), in each case excluding allocated costs of in-house counsel); provided that, the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith, fraud or gross negligence of such indemnified person (or its controlled affiliates and controlling persons and their respective

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directors, officers, employees, agents and other representatives (other than Excluded Affiliates)), (ii) the material breach of the Commitment Letter or Fee Letter by any indemnified person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, agents and other representatives (other than Excluded Affiliates)) (in the case of each of preceding clause (i) and this clause (ii), as determined by a court of competent jurisdiction in a final non-appealable judgment) and (iii) any disputes solely among indemnified persons (other than (x) any claims against the Commitment Parties in their capacity as the Administrative Agent, a Senior Lead Arranger or any similar role under the Senior Credit Facilities unless such claim would otherwise be excluded pursuant to clause (i) above and (y) claims arising out of any act or omission of you or the Company) and (b) if the Closing Date occurs, to reimburse the Commitment Parties and their affiliates (other than any Excluded Affiliate) for all reasonable and documented out-of-pocket expenses (including, but not limited to, due diligence expenses, expenses related to field examinations or appraisals, syndication expenses, travel expenses, and (limited to) reasonable fees, charges and disbursements of (x) one primary counsel to the Senior Lead Arrangers and the Administrative Agent in their capacity as such (which, for the avoidance of doubt, shall not include any fees, charges or disbursements of counsel while acting for any Sale Advisory Person (as defined below)), (y) Milbank LLP (as counsel to the MBD Lenders) and (z) Proskauer Rose LLP (as counsel to Ares) solely from the date hereof to the Closing Date and, if reasonably necessary, one local counsel in any relevant material jurisdiction incurred in connection with the Senior Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Senior Credit Documentation) or the administration, amendment, modification or waiver of any of the foregoing) within thirty (30) days of written demand (including documentation reasonably supporting such request) (other than with respect to such fees and expenses paid on the Closing Date for which written demand including documentation reasonably supporting such request is provided at least three (3) business days prior to the Closing Date); provided that, such fees and expenses (i) in the case of legal counsel, shall be limited to the reasonable fees and expenses of counsel described in this clause (b) which, in any event, shall exclude allocated costs of in-house counsel and (ii) in the case of any other advisors and consultants, shall be limited solely to advisors and consultants approved by you.  No person a party hereto nor the Company or any indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, fraud or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, agents and other representative (other than Excluded Affiliates)).  None of the indemnified persons or you, the Sponsor, Walgreens, the Company or any of your or their respective affiliates or the respective directors, officers, employees, advisors, agents and other representatives of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Senior Credit Facilities or the transactions contemplated hereby; provided that, nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an indemnified person to a third party unaffiliated with the Commitment Parties.  Each indemnified

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person (by accepting the benefits hereof) agrees to refund and return any and all amounts paid by you to such indemnified person pursuant to the terms of this paragraph to the extent such indemnified person is not entitled to the payment thereof pursuant to the terms of this paragraph as determined by a court of competent jurisdiction in a final non-appealable judgment. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You shall not be liable for any settlement of any Proceeding (or expenses solely in respect of such settlement) effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent, or if there is a final judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above.  You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding, (b) includes customary confidentiality provisions and (c)  does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of any indemnified person.

In case any Proceeding is instituted involving any indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person will promptly notify you of the commencement of any Proceeding after such indemnified person has actual knowledge of the same; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such indemnified person pursuant to this Section 7.

Notwithstanding anything to the contrary contained herein, upon the execution of the First Lien Credit Documentation and the ABL Credit Documentation, as applicable, (a) the relevant provisions of such definitive documentation shall supersede the provisions of the preceding paragraphs and (b) your obligation pursuant to this Commitment Letter to reimburse an indemnified person (or its related indemnified persons) for losses, claims, damages, liabilities, expenses, fees or any such indemnified obligations or any other expense reimbursement shall automatically terminate and be replaced in all respects by the relevant provisions set forth in the Senior Credit Documentation.

8.                                      Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Commitment Parties (other than the MBD Lenders) and their respective affiliates are, or, in the case of the MBD Lenders and their respective affiliates, are affiliated with, full service securities firms and we may from time to time (a) effect transactions, for our own or our affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Company or its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you or the Company may have commercial or other relationships or adverse

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interests or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests.  In addition, consistent with each Commitment Party’s policy to hold in confidence the affairs of its customers, the Commitment Parties will not furnish information obtained from you, the Sponsor, the Company or your or their respective affiliates and representatives to any of their other clients (or to clients of its affiliates) or in connection with the performance by the First Lien Lead Arrangers and the First Lien Administrative Agent and their respective affiliates of services for its other clients (or for clients of their affiliates).  You also acknowledge that the Commitment Parties and their affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (b) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (c) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on any Commitment Party for such advice and (d) none of the Commitment Parties nor their affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you.

In addition, please note that an affiliate of the MBD Lenders and MLPFS and/or its affiliates have been retained by you as financial advisors (in such capacity, each a “Financial Advisor”) in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result primarily from, on the one hand, the engagement of each Financial Advisor, and on the other hand, our and our affiliates’ relationship with you as described and referred to herein.

Please note that neither the Commitment Parties nor any of their respective affiliates provide tax, accounting or legal advice.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) in connection therewith and with the process leading to the Transactions, the Commitment Parties and their respective affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you, the Sponsor and your and their respective management, stockholders, creditors, affiliates or any other person, (d) you are capable of evaluating and understanding, and you understand and accept, the terms,

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risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have consulted legal and financial advisors to the extent you deemed appropriate, (f) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (g) you will not claim that any Commitment Party (in its capacity as such) or its applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

9.                                      Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms shall be disclosed to any other person, except (a) to the Sponsor, Walgreens and your and their respective officers, directors, employees, affiliates, members, partners, stockholders, actual and potential co-investors, attorneys, accountants, agents and advisors on a confidential basis, (b) to the Company and its officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors on a confidential basis, (c) in any legal, regulatory, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (including a self-regulatory authority) (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, (e) the existence and contents of the Commitment Letter and the Term Sheets may be disclosed in any proxy, public filing, prospectus, offering memorandum, offering circulation, syndication materials or other materials in connection with the Transactions, (f) the Term Sheets and Exhibit D hereto (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) may be disclosed to actual and prospective Lenders and to any rating agency in connection with the Transactions or in any public regulatory filing requirement relating to the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by you, your controlled affiliates or your representatives in violation of this Commitment Letter, (h) with the Commitment Parties’ consent in writing (including via e-mail), (i) to the Initial Second Lien Note Purchasers (as defined below) and their respective officers, directors, employees, affiliates (other than Excluded Affiliates), investors, lenders, limited partners and their respective attorneys, consultants and advisors who, in each case, are involved in the investment of the Second Lien Notes, provided that each of the foregoing persons are bound to maintain the confidentiality hereof and of the Fee Letter on terms substantially similar to those contained herein and (j) after your acceptance hereof, this Commitment Letter and the Fee Letter, including the existence and contents hereof and thereof, may be shared with prospective Additional Agents, in each case on a confidential basis.  The foregoing restrictions shall cease to apply after the Senior Credit Documentation shall have been executed and delivered by the parties hereto (other than with respect to any economics (including the Flex Provisions) referenced in the Fee Letter).

The Commitment Parties shall treat confidentially all information received by them from you, the Company, Walgreens, the Sponsor or your or their respective affiliates and

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representatives in connection with the Merger and the other Transactions and only use such information for the purposes of providing the commitments and, in the case of the Senior Lead Arrangers and the Administrative Agent, the services contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) to rating agencies in connection with obtaining ratings for the First Lien Term Facility subject to your prior approval of information to be so disclosed; (b) to any actual or prospective Lenders, participants or derivative counterparties (other than Disqualified Institutions and persons to whom you have affirmatively denied to provide your consent to the assignment or syndication thereto) or, in the case of MBD Lenders, actual or prospective Other MBD Lenders; provided that, the disclosure of any such information to any actual or prospective Lenders, participants or derivative counterparties or, in the case of MBD Lenders, actual or prospective Other MBD Lenders referred to above shall be made subject to the acknowledgment and acceptance by such actual or prospective Lender, participant or derivative counterparty or, in the case of MBD Lenders, actual or prospective Other MBD Lenders that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication or other transfer processes of the Commitment Parties or customary market standards for dissemination of such type of information, in the event of any electronic access through IntraLinks, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you; (c) in the case of any MBD Lender or Other MBD Lender, to a rating agency that is involved in the administration or monitoring of such MBD Lender’s or Other MBD Lender’s investment in the First Lien Credit Facilities without such prior approval); (d)  in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law, rule or regulation (except with respect to any routine audit or examination conducted by bank accountants or regulatory authority exercising routine examination or regulatory authority)); provided that, notwithstanding the foregoing, no notification shall be required in connection with any filings that may be required by the federal securities laws or the rules, regulations, schedules and/or forms of the Securities and Exchange Commission; (e) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of such Commitment Party by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so); (f) to the limited partners, lenders, investors, managed accounts, officers, directors, employees, legal counsel, independent auditors, professionals, service providers and other experts or agents of the Commitment Parties (collectively, “Representatives”) (provided that, any such Representative is advised of its obligation to retain such information as confidential and agrees to keep information of this type confidential and the Commitment Parties shall remain responsible for such

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Representatives compliance with this provision); (g) to any of its affiliates (other than an Excluded Affiliate) and Representatives of its affiliates (other than an Excluded Affiliate) (provided that, any such affiliate or Representative is advised of its obligation to retain such information as confidential, and the Commitment Parties shall be responsible for the compliance of their affiliates and Representatives of their affiliates with this paragraph) solely in connection with the Senior Credit Facilities and the related Transactions (including in connection with the evaluation, monitoring or administration of any MBD Lender’s or Other MBD Lender’s investment in the Senior Credit Facilities); (h) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Parties, their affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Sponsor, Walgreens, the Company or your or their respective affiliates; (i) for purposes of establishing a “due diligence” defense; (j) to the extent that such information is received by such Commitment Party, its affiliates (other than an Excluded Affiliate) or their respective Representatives from a third party that is not known (after due inquiry) by such Commitment Party to be subject to confidentiality obligations to you, the Sponsor, Walgreens, the Company or your or their respective affiliates; (k) to the extent that such information is independently developed by such Commitment Party, its affiliates (other than an Excluded Affiliate) or their respective Representatives without the use of such information; (l) to market data collectors, similar services providers to the lending industry, and service providers to the Senior Lead Arrangers and the Lenders in connection with the administration and management of the Senior Credit Facilities; and (m) to enforce their respective rights hereunder or under the Fee Letter; provided, however, that, no such disclosure shall be made by (i) the Senior Lead Arrangers or the Administrative Agent to any of their affiliates that is engaged as principals primarily in private equity, mezzanine financing or venture capital or any of such affiliate’s officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents other than, in each case, any Over the Wall Person (as defined below) (each of such affiliates and other related persons of a Senior Lead Arranger or the Administrative Agent described in this clause (i), a “Private Equity Affiliate”) or (ii) by the Commitment Parties to any of their affiliates’ employees, officers, directors, legal counsel, professionals and other experts or agents that are engaged directly or indirectly in a sale of the Company and its subsidiaries as buy-side or sell-side representative and acting in such capacity other than, in each case, any Over the Wall Person (each a “Sale Advisory Person” and, together with the Private Equity Affiliates,  the “Excluded Affiliates”) or (iii) any Disqualified Institution. As used herein, “Over the Wall Person” means, with respect to any Commitment Party, any directors, officers or senior employees of such Commitment Party or any of its affiliates who are required, in accordance with industry regulations, or the applicable Commitment Party’s or its affiliate’s internal policies and procedures to act in a supervisory or managerial capacity and the applicable Commitment Party’s and its affiliates’ internal legal, compliance, risk management, conflicts clearance and other support personnel and credit and investment committee members. The Commitment Parties’ obligations under this paragraph shall remain in effect until the earlier of (x) two years from the date hereof and (y) the date the Senior Credit Documentation (which confidentiality provisions shall include exceptions no less permissive than those contained in this Section) is effective, at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Senior Credit Documentation upon the execution and delivery thereof. Notwithstanding anything to the contrary contained herein, nothing in this paragraph shall prohibit any MBD Lender from disclosing any information to any

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lender to, or managed account or limited partner of, such MBD Lender to the extent such information is subject to customary confidentiality obligations binding on such lender, managed account or limited partner pursuant to customary investment advisory, fund or loan documentation.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) such disclosures shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter shall be any purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10.                               Miscellaneous

Subject to the immediately following paragraph, this Commitment Letter shall not be assignable by any party hereto (except (x) by you to the ultimate Borrower or one or more of your affiliates that is a newly formed domestic “shell” company controlled, directly or indirectly, by you to effect the consummation of the Merger, (y) by us in connection with the appointment of Additional Agents by you as set forth herein or (z) MLPFS may, without notice to the parties hereto, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter) without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent set forth in Section 7, the indemnified persons, and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.  Each Commitment Party shall be liable solely in respect of its own commitment to the Senior Credit Facilities on a several, and not joint, basis with any other Lender.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Parties.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Senior Credit Facilities and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of

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the law of another jurisdiction; provided, however, that the laws of the state of Delaware which governs the Merger Agreement shall govern in determining (a) the interpretation of a “Beta Material Adverse Effect” and whether a “Beta Material Adverse Effect” has occurred, (b) the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate have the right or would have the right (without regard to any notice requirement but taking into account any applicable cure provisions) to terminate your obligations (or to refuse to consummate the Merger) under the Merger Agreement and (c) whether the Merger has been consummated in accordance with the terms of the Merger Agreement.  Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Senior Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and the applicable Documentation Principles it being acknowledged and agreed that the funding of the Senior Credit Facilities is subject only to the Exclusive Funding Conditions, including the execution and delivery of the Senior Credit Documentation as provided in this Commitment Letter and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.  Reasonably promptly following the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Senior Credit Documentation for the purpose of executing and delivering the Senior Credit Documentation substantially simultaneously with the consummation of the Merger.  Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Notwithstanding anything in this Commitment Letter or in the Fee Letter, each Initial MBD Lender shall have the right to reallocate, sell, resell, assign and/or transfer its respective commitments and/or any closing payment (or any portion thereof) (a) to any other Initial MBD Lender or (b) to any affiliated investment entity and/or other affiliate of Goldman Sachs & Co. LLC or any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates, any such persons described in this clause (b) the “Other MBD Lenders”); provided that, unless you agree in your sole discretion in writing in connection therewith, in each case (i) no such Initial MBD Lender shall be relieved or novated from its respective obligation hereunder with respect to its commitments in connection with any applicable assignment or transfer until the occurrence of the funding of the Initial First Lien Term Loans on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of any such Initial MBD Lender’s commitment in respect of the Initial First Lien Term Loans until the occurrence of the funding of the First Lien Term Loans on the Closing Date and (iii) the Initial MBD Lenders shall retain exclusive control over all rights and obligations with respect to their commitments in respect of the Initial First Lien Term Loans, including all rights with respect to consents, modifications, supplements and amendments, until the occurrence of the funding of the Initial First Lien Term Loans on the Closing Date.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN THE FEE LETTER TO THE CONTRARY, NO MBD LENDER NOR ARES IS ACTING AS AN UNDERWRITER, ARRANGER, TRUSTEE, AGENT OR IN A SIMILAR ROLE OR OTHERWISE PERFORM ANY SERVICES HEREUNDER AND THE ROLE OF THE MBD LENDERS AND ARES HEREUNDER AND UNDER THE FEE LETTER SHALL BE LIMITED TO THEIR COMMITMENT TO PROVIDE DEBT FINANCING AS A PRINCIPAL.

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Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided, however, that the Commitment Parties shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court.  You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.  YOU AND WE HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR, IN THE CASE OF SENIOR LEAD ARRANGERS AND THE ADMINISTRATIVE AGENT, THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”), they are required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Parties or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

This paragraph, the indemnification, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that, your obligations under this Commitment Letter (but not the Fee Letter) (and other than in respect of your obligations in respect of syndication assistance, your agreements in

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respect of no fiduciary or similar duties and your obligations in respect confidentiality (which shall terminate in accordance with Section 9)) shall automatically terminate and be superseded by the provisions of the Senior Credit Documentation upon the execution thereof, and you shall automatically be released from all liability in connection therewith at such time. For the avoidance of doubt, the syndication and information provisions set forth in Section 3 and the second sentence of Section 4 hereof shall survive until the later of (a) the Syndication Period and (b) the Closing Date. You may terminate the Commitment Parties’ commitments (or a portion thereof) hereunder at any time subject to the provisions of the preceding sentence; provided that in the case of any termination of the commitments under any Senior Credit Facility in part, such termination is applied within such Senior Credit Facility to reduce the commitments of the applicable Commitment Parties thereunder on a pro rata basis.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York time, on March 15, 2019.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence, unless we shall, in our sole discretion, agree to an extension.  Unless we shall, in our sole discretion, agree to an extension, this Commitment Letter and the commitments hereunder shall automatically terminate in the event that (a) in respect of the First Lien Term Facility, if the initial borrowing thereunder does not occur on or before 11:59 p.m., New York City time, on December 20, 2019 (the “Expiration Time”), (b) in respect of the ABL Facility, if the initial borrowing thereunder or effectiveness thereof does not occur on or before the Expiration Time, (c) the Merger closes with or without the use of the Senior Credit Facilities or (d) after execution of the Merger Agreement and prior to the consummation of the Merger, the termination of the Merger Agreement by you (or your affiliates) or with your (or your affiliates’) written consent (other than with respect to provisions therein that expressly survive termination); provided that, the termination of any commitment pursuant to this sentence does not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Jae Lee
Name: Jae Lee
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jae Lee
Name: Jae Lee
Title: Director

[Project Opal — Senior Credit Facilities Commitment Letter Signature Page]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ARES CAPITAL MANAGEMENT LLC, on behalf of one or more affiliated funds, investment vehicles and/or managed accounts,

By:	/s/ Mark Affolter
Name: Mark Affolter
Title: Authorized Signatory

[Project Opal — Senior Credit Facilities Commitment Letter Signature Page]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

BROAD STREET LOAN PARTNERS III, L.P.

By: Goldman Sachs & Co. LLC, as Attorney-in-Fact

By:	/s/ Kirsten Anthony
Name: Kirsten Anthony
Title: Managing Director

BROAD STREET LOAN PARTNERS III OFFSHORE, L.P.

By: Goldman Sachs & Co. LLC, as Collateral Servicer and Duly Authorized Agent

By:	/s/ Kirsten Anthony
Name: Kirsten Anthony
Title: Managing Director

BROAD STREET LOAN PARTNERS III OFFSHORE — UNLEVERED, L.P.

By: Goldman Sachs & Co. LLC, as Collateral Servicer and Duly Authorized Agent

By:	/s/ Kirsten Anthony
Name: Kirsten Anthony
Title: Managing Director

BROAD STREET SENIOR CREDIT PARTNERS II, L.P.
By: Goldman Sachs & Co. LLC, as Attorney-in-Fact
By:	/s/ Kirsten Anthony
Name: Kirsten Anthony
Title: Managing Director

[Project Opal — Senior Credit Facilities Commitment Letter Signature Page]

Accepted and agreed to as of the date first above written:

HC GROUP HOLDINGS II, INC.

By:	/s/ Clifford Berman
Name: Clifford Berman
Title: Corporate Secretary

[Project Opal — Senior Credit Facilities Commitment Letter Signature Page]

Schedule I

Initial MBD Lender Commitments

First Lien Term Facility

MBD Lender	First Lien Term Facility
Broad Street Loan Partners III, L.P.	$12,872,915.93
Broad Street Loan Partners III Offshore, L.P.	$67,951,167.70
Broad Street Loan Partners III Offshore-Unlevered, L.P.	$36,281,298.40
Broad Street Senior Credit Partners II, L.P.	$44,769,617.97
TOTAL	$161,875,000

[Project Opal — Senior Credit Facilities Commitment Letter Signature Page]

EXHIBIT A

PROJECT OPAL

Senior Credit Facilities
Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibits B, C or D thereto.

HC Group Holdings II, Inc., a Delaware corporation (“Omega”), which is indirectly controlled by Madison Dearborn Partners, LLC (“MDP”) and its controlled affiliates and associated funds (together with MDP, collectively, the “Sponsor”) and Walgreens, intends to consummate a stock-for-stock exchange, directly or indirectly, with a company previously identified to the Commitment Parties as “Beta” (the “Company”), pursuant to the Merger Agreement defined below.  In connection therewith, it is intended that:

(a)                                 The Company will form Beta Sub, Inc., a Delaware corporation, a direct or indirect wholly-owned domestic subsidiary (“Merger Sub 1”) and Beta Sub, LLC, a Delaware limited liability company, a direct or indirect wholly-owned domestic subsidiary (“Merger Sub 2”).  On the Closing Date, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (together with the exhibits and disclosure schedules thereto, as amended, modified, supplemented or waived, the “Merger Agreement”) (A) Merger Sub 1 will merge with and into Omega with Omega as the surviving entity and (B) Omega shall merge with and into Merger Sub 2, with Merger Sub 2 surviving such merger (such mergers collectively referred to herein as the “Merger”).  After giving effect to Merger, the Company will own the businesses currently conducted by each of Omega and Beta.  Immediately after the Merger, Merger Sub 2 (in such capacity, the “Initial Borrower”) will obtain Senior Credit Facilities and issue the Second Lien Notes as described below and immediately thereafter the Company shall assume the obligations of the Initial Borrower as the borrower under the Senior Credit Facilities (the “Debt Assumption”).

(b)                                 The Initial Borrower will obtain senior secured first lien term loan facility in an aggregate principal amount of up to $925 million, subject to increase pursuant to the Flex Provisions set forth in the Fee Letter and as otherwise provided in Exhibit B hereto, (the “First Lien Term Facility”), as described in Exhibit B to the Commitment Letter.

(c)                                  The Initial Borrower (and certain of its subsidiaries) will obtain a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $150 million (the “ABL Facility” and, together with the First Lien Term Loan Facility, collectively, the “Senior Credit Facilities” and each a “Senior Credit Facility”), as described in Exhibit C to the Commitment Letter.

(d)                                 The Initial Borrower will issue and sell, via a private placement, to the Initial Principal Investors (as defined in the Second Lien Notes Term Sheet) $400 million in aggregate principal amount of senior secured second lien PIK toggle floating rate notes (the “Second Lien Notes”; and the definitive documentation relating to the Second Lien

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Notes, the “Second Lien Notes Documentation”), as described in Exhibit B (“Second Lien Notes Term Sheet”) to the commitment letter dated as of the date hereof, among you and the Initial Principal Investors (such letter, as in effect on the date hereof, the “Second Lien Commitment Letter”)).

(e)                                  (A) All existing indebtedness for borrowed money of (I) the Company and its subsidiaries pursuant to: (i) that certain First Lien Note Purchase Agreement, dated as of June 29, 2017, among Beta, as issuer, the purchasers party thereto from time to time and Wells Fargo Bank, National Association, as collateral agent, (ii) that certain Second Lien Note Purchase Agreement, dated as of June 29, 2017, among Beta, as issuer, the purchasers party thereto from time to time and Wells Fargo Bank, National Association, as collateral agent and (iii) that certain Indenture, dated February 11, 2014, by and among Beta, the guarantors named therein and U.S. Bank National Association, as trustee and (II) Omega pursuant to (i) that certain Credit Agreement, dated as of April 7, 2015, by and among HC Group Holdings III, Inc., as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and the other parties thereto and (ii) that certain Indenture, dated as of April 7, 2015, among HC Group Holdings III, Inc., as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, will, in each case be repaid or satisfied or discharged, and all related guaranties and security interests with respect thereto will be terminated and released simultaneously concurrently with the initial funding of the Senior Credit Facilities (or arrangements for such termination and release shall have been made) and (B) all outstanding preferred stock issued by the Company will be redeemed for cash (the “Preferred Redemption Cash”) and/or converted into common stock of the Company (collectively, the “Refinancing”).

(f)                                   The proceeds of a portion of the ABL Facility (limited as set forth herein), the First Lien Term Facility, the Second Lien Notes and cash on hand at Omega and its subsidiaries and the Company and its subsidiaries on the Closing Date will be applied to consummate the Merger, to effect the Refinancing and to pay the fees, closing payments, premiums, expenses and other transaction costs incurred in connection with the foregoing (the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions.”  For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of (i) the satisfaction or waiver of the Exclusive Funding Conditions, (ii) the funding of the Senior Credit Facilities, (iii) the issuance, sale and purchase of the Initial Second Lien Notes, (iv) the consummation of the Refinancing and (v) the consummation of the Merger.

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EXHIBIT B

PROJECT OPAL

First Lien Term Facility
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the First Lien Term Facility.  Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibits A, C or D attached thereto.  Certain of the terms below are subject to adjustment pursuant to the Flex Provisions contained in the Fee Letter (whether or not such adjustment is referenced below).

Borrower:

Initially, the Initial Borrower and immediately following consummation of the Debt Assumption, the Company (such relevant entity, the “Borrower”); provided that, the Borrower may, in its sole discretion, designate one or more of its direct or indirect domestic wholly-owned subsidiaries as co-borrowers subject to customary conditions including that such co-borrower be treated as a corporation for U.S. federal income tax purposes.

First Lien Administrative Agent:

Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “First Lien Administrative Agent”) for the MBD Lenders (to be defined in a manner consistent with the definition in the body of the Commitment Letter) and a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) (excluding any Disqualified Institutions) (the “First Lien Lenders”), and will perform the duties customarily associated with such roles.

First Lien Lead Arrangers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and each other First Lien Lead Arranger appointed pursuant to the Commitment Letter will act as joint lead arrangers for the First Lien Term Facility (together with any additional arranger or bookrunner appointed pursuant to Section 2 of the Commitment Letter in such capacity, the “First Lien Lead Arrangers”) and as joint lead bookrunners and will perform the duties customarily associated with such roles.

First Lien Term Facility:

A senior secured first lien term loan B facility in an aggregate principal amount equal to $925 million (the “First Lien Term Facility”; the loans thereunder, the “First Lien Term Loans”) (subject, in each case, to increase at the Borrower’s election, to the extent required to account for any original issue discount and/or upfront fees with respect to the First Lien Term Facility required pursuant to the Flex Provisions of the Fee Letter; provided that, the increase described above shall be subject to reduction on a dollar-for-dollar basis by any additional amount of the loans advanced under the ABL Facility requested by the Borrower to fund any original issue discount and/or upfront fees with respect to the Senior Credit Facilities required pursuant to the Flex Provisions of the Fee Letter). The First Lien Term Loans shall be made in U.S. Dollars.

The First Lien Credit Documentation shall contain customary provisions for replacing or terminating the commitments of any Defaulting Lender (to be defined in the First Lien Credit Documentation in a manner consistent with the First Lien Documentation Principles).

Incremental Facilities:

The First Lien Credit Documentation will permit the Borrower to (a) add one or more incremental term loan facilities to the First Lien Term Facility and increase commitments under a class of term loans (any such term loan facility or increase, an “Incremental First Lien Term Facility”) and/or (b) add one or more incremental revolving credit facilities (any such revolving credit facility or increase, an “Incremental Revolving Facility”; the Incremental First Lien Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental First Lien Facilities”) in an aggregate principal amount up to (x) the greater of (I) $210 million and (II) 1.0x Consolidated EBITDA (determined on a pro forma basis) for the most recent four quarters for which financial statements are available (less all amounts incurred under the corresponding “free and clear” basket of the Second Lien Notes) plus (y) (i) the aggregate principal amount of all voluntary prepayments and debt buybacks of (A) the First Lien Term Facility, (B) Incremental Equivalent Debt that is pari passu with the First Lien Term Facilities, (C) any Incremental Second Lien Notes or Incremental Equivalent Debt that is secured on a junior lien basis or is unsecured to the extent originally incurred under the “free and clear” prong and (ii) permanent voluntary commitment reductions of the ABL Facility in connection with the termination thereof (provided, voluntary permanent commitment reductions with respect to the ABL Facility may only be utilized to incur Incremental Revolving Facilities and not Incremental Term Loans) and any Incremental Revolving Facility except to the extent financed with the proceeds of long-term indebtedness (other than revolving indebtedness) plus (z) an unlimited additional amount; provided that after giving pro forma effect to the incurrence of such additional amount (and after giving effect to all customary pro forma events and adjustments) (i) in the case of any Incremental Facility secured on a pari passu basis with the existing First Lien Term Facility, the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available on a pro forma basis does not exceed the Consolidated First Lien Net Leverage Ratio as of the Closing Date, (ii) in the case of any Incremental Facility secured on a junior lien basis with the existing First Lien Term Facility, the Consolidated Senior Secured Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available on a pro forma basis does not exceed the Consolidated Senior Secured Net Leverage Ratio as of the Closing Date and (iii) in the case of any unsecured Incremental Facility, either (A) the Fixed Charge Coverage Ratio (as defined below), on a pro forma basis, is not less than 2.00:1.00 or (B) if incurred in connection with a permitted acquisition or other permitted investment, the Fixed Charge Coverage Ratio on a pro forma basis does not decrease (in each case, after giving effect to the incurrence of such amounts (assuming full utilization of the then proposed Incremental Facility and excluding the proceeds of any borrowing under such then proposed Incremental Facility for purposes of determining net debt) and to any related transactions) (such amount under clauses (x), (y) and (z) above, collectively the “Available Incremental Amount”); it being understood that (I) the Borrower may elect to use clause (z) of the Available Incremental Amount prior to clause (x) or (y) and regardless of whether there is capacity under clause (x) or (y), and if clauses (x), (y) and (z) are available and the Borrower does not make an election, the Borrower will be deemed to have elected clause (z); (II) the Borrower may reclassify utilizations among clauses (x), (y) and (z) above if, at the time of such reclassification, the Borrower would be permitted to incur the aggregate principal amount of indebtedness being so reclassified; and (III) any amounts incurred under clauses (x) and (y) of the Available Incremental Amount concurrently with amounts incurred under clause (z) thereof will not count as indebtedness for the purposes of calculating the applicable ratio in clause (z) thereof; provided that (i) no event of default shall have occurred and be continuing or would result therefrom (except in connection with any acquisition or investment (including, without limitation, a Limited Condition Transaction), where such condition shall be no payment or bankruptcy (with respect to the Borrower) event of default), (ii) any Incremental First Lien Facility shall rank pari passu or junior in right of payment with the First Lien Term Facility and will either be secured on a pari passu or junior basis with the First

Lien Term Facility by the same Collateral securing the First Lien Term Facility or be unsecured, (iii) except in the case of a customary bridge loan incurred outside the First Lien Credit Documentation the maturity date of which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the maturity date of the then existing First Lien Term Facility (“Extendable Bridge Loans”), the Incremental First Lien Term Facilities will have a final maturity no earlier than the final maturity of the initial term loans under the First Lien Term Facility (the “Initial First Lien Term Loans”) as of the date of determination; provided, that, Incremental First Lien Term Facilities, Incremental Equivalent Debt, Refinancing Debt, Ratio Debt and indebtedness incurred in connection with a permitted acquisition in an aggregate amount not to exceed the greater of $52.5 million and 25.0% of Consolidated EBITDA (on a pro forma basis) for the most recent four quarter period for which financial statements are available (the “Inside Maturity Basket”) may have a maturity date that is earlier than the then existing First Lien Term Facility and the weighted average life to maturity of any such facility incurred under the Inside Maturity Date Basket may have a weighted life to maturity that is shorter than the then existing First Lien Term Facility, (iv) the weighted average life to maturity of any Incremental First Lien Term Facility (other than any Extendable Bridge Loans incurred outside the First Lien Credit Documentation and First Lien Incremental Term Loans incurred in reliance on the then existing Inside Maturity Basket) shall be no shorter than that of the Initial First Lien Term Loans as originally in effect prior to any extension or amortization or prepayments thereto (without giving effect to any prepayments on Initial First Lien Term Loans except as may be required to achieve fungibility with any existing term loan facility to the extent intended to be fungible), (v) subject to clauses (iii) and (iv) above, the amortization schedule applicable to any Incremental First Lien Term Facility shall be determined by the Borrower and the lenders thereunder, (vi) the All-In Yield (as defined below) applicable to any Incremental First Lien Term Facility will be determined by the Borrower and the lenders providing such Incremental First Lien Term Facility; provided that with respect to any Incremental First Lien Term Facility that is incurred prior to the one year anniversary of the Closing Date and is (a) pari passu in right of payment and security with the Initial First Lien Term Loans, (b) obtained in reliance on clauses (y) and (z) of the Available Incremental Amount, (c) matures within 12-months of the stated maturity of the Initial First Lien Term Loans and (d) not incurred in connection with a permitted acquisition or other permitted investment, if the All-In Yield of any Incremental First Lien Term Facility exceeds the All-In Yield on the Initial First Lien Term Loans (calculated in the same manner), by more than 50 basis points, the applicable margins for the Initial First Lien Term Loans shall be increased to the extent necessary so that the All-In Yield on the Initial First Lien Term Loans is 50 basis points less than the All-In Yield on such Incremental First Lien Term Facility (it being agreed that any increase in yield to any existing facility required due to the application of an Adjusted LIBOR or ABR floor on any Incremental First Lien Term Facility shall be effected, at the option of the Borrower, through an increase in (or implementation of, as applicable) any Adjusted LIBOR or ABR floor applicable to such existing facility or an increase in the applicable margin or a combination thereof), (vii) any fees payable in connection with any such Incremental First Lien Facility shall be determined by the Borrower and the arrangers providing for such Incremental First Lien Facility, (viii) (A) any Incremental Revolving Facility (other than any Incremental Revolving Facility incurred in reliance on the permanent voluntary commitment reductions of the ABL Facility in clause (y)(ii) of the Available Incremental Amount) will mature no earlier than the maturity of the Initial First Lien Term Loans as of the date of determination and (B) any Incremental First Lien Term Facility may provide for the ability to participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary prepayments of the term loans under other outstanding classes of term loans, and on a pro rata basis or less than a pro rata basis in any mandatory prepayments of the term loans under other outstanding classes of term loans (but not on a greater than pro rata basis except (I) for mandatory prepayments with the proceeds of Refinancing Debt which shall be applied to the class or classes of term loans to be refinanced as selected by the Borrower or (II) as may be directed by the Borrower, ratably to classes of term loans with a maturity date preceding the maturity date of the remaining classes of term loans outstanding (that have agreed to less than a pro rata payment), (ix) there shall be no requirement for the Borrower to satisfy any of the conditions listed under “Conditions Precedent to Ongoing Borrowings” below and (x) except as otherwise required or permitted in clauses (i) through (ix) above, all other terms of such Incremental First Lien Facility, if not consistent with the terms of the existing First Lien Term Facility shall either, (x) not be materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the Initial First Lien Term Loans (except for covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the Initial First Lien Term Loans) or (y) be reasonable satisfactory to the First Lien Administrative Agent (it being understood that (1) covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the Initial First Lien Term Loans need not be reasonably satisfactory to the First Lien Administrative Agent and (2) to the extent that any financial maintenance or other covenant is added for the benefit of any Incremental First Lien Facility, no consent shall be required from the First Lien Administrative Agent or any of the First Lien Lenders to the extent that such financial maintenance or other covenant is also added for the benefit of the existing First Lien Facility). Any Incremental First Lien Facility shall be secured solely by liens on the Collateral (which may be secured on a pari passu or junior lien basis, as selected by the Borrower) or shall be unsecured. Except as otherwise provided above (including with respect to maturity, margin, pricing and fees), the terms of any Incremental Revolving Facility shall be reasonably satisfactory to the First Lien Administrative Agent and the Borrower.

The Borrower may in its sole discretion seek commitments in respect of the Incremental First Lien Facilities from existing First Lien Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders in the case of such additional banks, financial institutions and other persons who will become First Lien Lenders in connection therewith; and the Sponsor shall have the right to provide all or a portion of any Incremental Term Facilities subject to the same restrictions that would be applicable to any purchase by or assignment to the Sponsor as set forth under “Assignments and Participations” below.

In addition, the Borrower may, in lieu of adding Incremental First Lien Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt (as defined below).

“Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then available Available Incremental Amount consisting of the issuance of senior secured first lien loans or notes, junior lien loans or notes, subordinated unsecured loans or notes or senior unsecured loans or notes, in the case of any securities, issued in a public offering, Rule 144A or other private placement or customary bridge financing in lieu of the foregoing, or senior or subordinated “mezzanine” debt (which “mezzanine” debt can be secured on a junior lien basis), in each case on customary terms and conditions; provided that (x) such

Incremental Equivalent Debt shall not be subject to the requirements set forth in clauses (i), (vi) and (x) of the first paragraph in this “Incremental Facilities” section (other than in the case of clause (vi), Incremental Equivalent Debt consisting of first lien syndicated term loans obtained in reliance on clauses (y) and (z) of the Available Incremental Amount and not otherwise excluded from such clause (vi) pursuant to the terms thereof and (y) clauses (iii) and (iv) shall not apply to any Incremental Equivalent Debt consisting of any Extendable Bridge Loans or any Incremental Equivalent Debt incurred in reliance on the then available Inside Maturity Basket.

“All-In Yield” for purposes of the calculation above shall mean, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBOR or Base Rate floor, or otherwise, in each case, incurred or generally payable by the Borrower ratably to all lenders of such indebtedness; provided that (a) original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable indebtedness), (b) “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, unused line fees, advisory fees, ticking fees, consent or amendment fees and any similar fees (whether shared or paid, in whole or in part, with or to any or all lenders) and any other fees not generally paid ratably to all lenders of such indebtedness in the initial syndication thereof, (c) if any Incremental First Lien Term Loans include a LIBOR or Base Rate floor that is greater than the LIBOR or Base Rate floor applicable to the initial First Lien Term Loans, such differential between interest rate floors shall be included in the calculation of All-In Yield, but only to the extent an increase in the LIBOR or Base Rate Floor applicable to the Initial First Lien Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, if the All-In Yield on such Incremental First Lien Term Loans would be more than 0.50% higher than the All-In Yield for the initial First Lien Term Loans, then the LIBOR and Base Rate floors (but not the applicable rate) applicable to the Initial First Lien Term Loans shall be increased to the extent of such differential between interest rate floors, minus 0.50% and (d) shall not take into account fluctuations in the underlying reference rate or fluctuations in currency valuations.

“Fixed Charge Coverage Ratio” shall be defined in the First Lien Credit Documentation in a manner consistent with the First Lien Documentation Principles.

“Consolidated First Lien Net Leverage Ratio” means the ratio of (i) consolidated first lien net debt (consisting of indebtedness for borrowed money, capitalized lease obligations and purchase money debt as reflected on the balance sheet of the Borrower and its restricted subsidiaries in accordance with generally accepted accounted principles (“GAAP”), plus standby letters of credit that have been drawn and not reimbursed within two business days after the date of such drawing, in each case secured by liens on the Collateral that are the liens securing the First Lien Credit Facility or are pari passu with the liens securing the First Lien Term Facility or by liens on the ABL Priority Collateral that rank senior to the liens on the ABL Priority Collateral securing the First Lien Term Facility), minus unrestricted cash and cash equivalents to (ii) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements are internally available. For the avoidance of doubt, the ABL Facility shall be deemed to be pari passu to the First Lien Term Facility for purposes of calculating the Consolidated First Lien Net Leverage Ratio.

“Consolidated Senior Secured Net Leverage Ratio” means the ratio of (i) consolidated senior secured net debt (consisting of indebtedness for borrowed money, capitalized lease obligations and purchase money debt as reflected on the balance sheet of the Borrower and its restricted subsidiaries in accordance with GAAP, plus standby letters of credit that have been drawn and not reimbursed within two business days after the date of such drawing, in each case secured by liens), minus unrestricted cash and cash equivalents to (ii) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements are internally available.

“Consolidated Total Net Leverage Ratio” shall mean the ratio of (i) consolidated net debt (consisting of indebtedness for borrowed money, capitalized lease obligations and purchase money debt as reflected on the balance sheet of the Borrower and its restricted subsidiaries in accordance with GAAP), plus standby letters of credit that have been drawn and not reimbursed within two business days after the date of such drawing, minus unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries to (ii) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements are internally available.

“Consolidated Net Income” shall be defined in a manner consistent with the First Lien Documentation Principles.

For purposes of the First Lien Credit Documentation,

“Consolidated EBITDA” shall be defined in a manner consistent with the First Lien Documentation Principles and, in any event, shall:

(I) include addbacks (not subject to caps) for, without limitation or duplication (including with addbacks to Consolidated Net Income):

(a) pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives (including, in each case, as a result of the Transactions) that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken within 24 months (in the good faith determination of the Borrower) after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative (net of the amount of actual benefits realized);

(b)  such other adjustments and addbacks (i) previously identified and set forth in the Sponsor model delivered to the Initial First Lien Lenders on March 2, 2019 (together with any updates or modifications thereto reasonably agreed between the Sponsor and the Initial First Lien Lenders or as necessary to reflect any exercise of Flex Provisions, the “Sponsor Model”) or the quality of earnings report delivered to the Initial First Lien Lenders on March 6, 2019, (ii) evidenced or contained in a due diligence quality of earnings report made available to the First Lien Administrative Agent prepared by (x) a “big-four” nationally recognized accounting firm or (y) any other accounting firm reasonably acceptable to the First Lien Administrative Agent or (iii) consistent with Regulation S-X; and

(c) other adjustments and add-backs as agreed with the Initial First Lien Lenders;

and (II) be subject to other customary pro forma adjustments with respect to acquisitions, dispositions and other specified transactions to be set forth in the First Lien Credit Documentation in a manner consistent with the First Lien Documentation Principles.

For purposes of (i) determining compliance with any provision of the First Lien Credit Documentation which requires the calculation of the Fixed Charge Coverage Ratio, the Consolidated

First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio (as defined below), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the First Lien Credit Documentation (including baskets measured as a percentage of total assets or Consolidated EBITDA), in each case, in connection with (1) an acquisition by one or more of the Borrower and its restricted subsidiaries of any assets, business or person permitted to be acquired by the First Lien Credit Documentation, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) an irrevocable debt repurchase or repayment or (3) restricted payments (but in the case of this clause (3), solely to the extent such restricted payments are consummated in connection with a transaction separately subject to clause (1) or (2) above) (any such transaction, a “Limited Condition Transaction”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under the First Lien Credit Documentation, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, ratio, basket or default provision, such representation, warranty, ratio, basket or default provision shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction, cash or the amount of indebtedness) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of such ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated.

Refinancing Facilities:

The First Lien Credit Documentation will permit the Borrower to refinance loans or commitments under any tranche or tranches of loans and/or commitments having the same terms (any such tranche, a “class”) under the First Lien Term Facility, as selected by the Borrower (including, for the sake of clarity, any Incremental First Lien Term Facility or any Incremental Revolving Facility) from time to time, in whole or part, in a principal amount not to exceed the principal amount of indebtedness so refinanced (plus any accrued but unpaid interest, existing commitments unutilized under such indebtedness being refinanced to the extent such commitments are permanently reduced, premiums (including tender premiums), penalties and fees payable by the terms of such indebtedness thereon and any defeasance costs and any fees, expenses, original issue discount and upfront payments incurred in connection with such refinancing), with one or more new classes (or an increase to one or more existing classes) of term loans (each, a “Refinancing Term Facility”) or new classes (or an increase to one or more existing classes) of revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the First Lien Credit Documentation with the consent of the Borrower and the lenders providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of unsecured or subordinated notes or loans or senior secured loans or notes that will be secured by the Collateral on a pari passu basis with the First Lien Term Facility or junior lien secured notes or loans that will be secured on a junior basis to the First Lien Term Facility (and such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Debt”); provided that (i) except in the case of Extendable Bridge Loans and Refinancing Debt incurred in reliance on the then available Inside Maturity Basket, any Refinancing Debt does not mature prior to the final scheduled maturity date of, or have a shorter weighted average life to maturity than, the loans under the class being refinanced, without giving effect to any prepayments of such class being refinanced, (ii) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing, interest rate margins, fees, discounts, rate floors and prepayment or redemption terms which shall be determined by the Borrower) shall either, at the option of the Borrower, (x) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower) or (y) if not consistent with the terms of the corresponding class under the First Lien Term Facility, not be materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the applicable class under the First Lien Term Facility being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the First Lien Term Facility and revolving credit commitments existing at the time of such refinancing), (iii) any secured Refinancing Debt shall be subject to customary intercreditor documentation, (iv) any Refinancing Debt shall not be guaranteed by any subsidiaries that do not guarantee the First Lien Term Facility, (v) to the extent secured, such Refinancing Debt shall not be secured by any property or assets other than the Collateral, (vi) with respect to any Refinancing Debt that is a Refinancing Revolving Facility and is a refinancing of the existing Incremental Revolving Facility, such Refinancing Debt shall be subject to pro rata payment, borrowing, participation and commitment reduction provisions with the existing Incremental Revolving Facility (other than payments of interest and fees and other than repayments required on the applicable maturity date); provided that the Borrower may permanently repay or terminate commitments in respect of any class of the Revolving Facility (x) other than such existing Revolving Facility, on a pro rata or less than pro rata basis (but not greater than pro rata basis except in connection with any refinancing thereof) with all other classes of the Revolving Facility and (y) on a greater than pro rata basis as compared to any other class of the Revolving Facility that has a later maturity date than such class, (vii) any Refinancing Term Facility may provide for the ability to participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary prepayments of the term loans under other outstanding classes of term loans, and on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis except (x) for mandatory prepayments with the proceeds of Refinancing Debt which shall be applied to the class or classes of term loans to be refinanced as selected by the Borrower or (y) as may be directed by the Borrower, ratably to classes of term loans with a maturity date preceding the maturity date of the remaining classes of term loans outstanding) in any mandatory prepayments of the term loans under other outstanding classes of term loans, (viii) the proceeds of such Refinancing Facilities shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans under the applicable class being refinanced (and in the case of any class of revolving facility commitments being refinanced, pro rata commitment reductions to such class) and associated interest, premium, fees and expenses and (ix) the First Lien Credit Documentation will contain certain provisions to be agreed to govern the payment, borrowing, participation and commitment reduction of any Refinancing Revolving Facility and any Incremental Revolving Facility then existing.

Purpose:

The proceeds of the First Lien Term Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Second Lien Notes, borrowing under the ABL Facility and certain cash available on the balance sheet of Omega and its subsidiaries and the Company and its subsidiaries, to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs, upfront fees and original issue discount with respect to the First Lien Term Facility).

Availability:	The First Lien Term Loans will be available in a single drawing on the Closing Date. Repayments and prepayments of the First Lien Term Loans may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:

Any principal payable under or in respect of the First Lien Term Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2% per annum. Default interest will be payable on demand.

Final Maturity and Amortization:

The First Lien Term Facility will mature on the date that is seven years after the Closing Date (the “First Lien Term Maturity Date”) and will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the First Lien Term Facility commencing on the last day of the second full fiscal quarter ended after the Closing Date, with the balance payable on the final maturity date (it being understood and agreed that such amortization payments shall be reduced by application of debt prepayments as provided for herein, including open market debt repurchases); provided that the First Lien Credit Documentation shall provide the right for the Borrower, subject to customary terms and conditions, to extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders (it being understood that each First Lien Lender under the tranche that is being extended shall have been offered the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche).

Guarantees:

All obligations of the Borrower (the “Borrower Obligations”) under the First Lien Term Facility and any Incremental Revolving Facility and, at the option of the Borrower, under any interest rate protection, currency exchange or other hedging arrangements (other than swap obligations designated as secured obligations under the ABL Facility and any Excluded Swap Obligation (as defined below)) entered into with the First Lien Administrative Agent, a First Lien Lender or any affiliate of a First Lien Lender or the First Lien Administrative Agent at the time of the entering into of such arrangements or, in the case of any such arrangements existing on the Closing Date, on the Closing Date, or with other third party financing sources so long as such third party financing sources agree to provide to the First Lien Administrative Agent a customary letter agreement agreeing to the applicable terms of the Credit Agreement at the time of the entering into of such arrangements (“Hedging Obligations”) will, except to the extent such a Guarantee would be prohibited or restricted by applicable law or contract (including any requirement to obtain the consent, approval, license or authorization of any governmental authority or third party), be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiary of the Company (other than any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), any U.S. subsidiary if it has no material assets other than the capital stock and/or indebtedness of one or more foreign subsidiaries of the Borrower that is a CFC (each, a “CFC Holdco”), any broker-dealer subsidiaries, unrestricted subsidiaries, captive insurance subsidiaries, specialty insurers, not-for-profit subsidiaries, special purpose securitization entities, immaterial subsidiaries, and any subsidiary where the Borrower reasonably determines in consultation with the First Lien Administrative Agent that the burden or cost (including any adverse tax consequences to the Borrower or any of its direct or indirect parent companies or subsidiaries) of obtaining a guarantee by such subsidiary would outweigh the practical benefit to the First Lien Lenders afforded thereby, subsidiaries that are acquired pursuant to permitted acquisitions or similar permitted investments that are prohibited from providing a guarantee pursuant to the terms of any permitted indebtedness of such subsidiary (and such prohibition was not incurred in contemplation of such acquisition) and other subsidiaries as mutually agreed between the Borrower and the First Lien Administrative Agent (collectively, “Excluded Subsidiaries”)) (the “Guarantors”, and together with the Borrower, the “Loan Parties”).

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraph shall be, as of the Closing Date, subject to the limitations set forth in the Commitment Letter, including the Certain Funds Provisions.

“Excluded Swap Obligations” means, with respect to any Guarantor, (a) any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (each such obligation, a “Swap Obligation”) if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” as such time or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge bank applicable to such Swap Obligations.

Security:

Subject to the Certain Funds Provision and the limitations set forth in this section, the Borrower Obligations, the Guarantees, and, at the option of the Borrower any Hedging Obligations, will be secured by, subject to permitted liens, a first priority perfected security interest in substantially all of the present and after-

acquired assets of the Borrower and each Guarantor, including but not limited to: (a) a perfected second-priority security interest in the following property of the Loan Parties (subject to permitted liens and other exceptions consistent with the First Lien Documentation Principles and excluding any Excluded Assets (as defined below)): (i) all accounts receivable, cash, deposit accounts and securities accounts (the “Current Asset Collateral”), (ii) all owned and after acquired inventory (the “Inventory Collateral”), (iii) the right to use trademarks, tradenames and other intellectual property in connection with the processing or sale of inventory or the sale or collection on accounts receivable under a royalty fee license agreement or to the extent necessary to sell such Current Asset Collateral or Inventory Collateral, and (iv) all letter of credit rights, commercial tort claims, chattel paper, supporting obligations, general intangibles (including contract rights and customer lists), documents, books, records and instruments relating to such Current Asset Collateral or Inventory Collateral and, in the case of each of clause (i) through (iv), the proceeds thereof (including insurance, indemnity, guaranty and condemnation proceeds) subject to permitted liens and to exceptions and limitations (the foregoing, collectively, but excluding Excluded Assets, the “ABL Priority Collateral”) and (b) a perfected first-priority security interest in substantially all other present and after-acquired assets of the Loan Parties (subject to permitted liens and other exceptions consistent with the First Lien Documentation Principles and excluding any Excluded Assets), including, without limitation, (i) a perfected pledge of all the capital stock directly held by the Borrower or any Guarantor in any material wholly-owned restricted subsidiary (which pledge, in the case of the capital stock of any foreign subsidiary of the Borrower that is a CFC or of a CFC Holdco shall not exceed 65% of the stock of such foreign subsidiary or CFC Holdco, as the case may be) and (b) perfected security interests (subject to permitted liens and customary exceptions) in substantially all other tangible and intangible assets of the Borrower and each Guarantor (including equipment, general intangibles (except to the extent constituting ABL Priority Collateral), investment property (except to the extent constituting ABL Priority Collateral), intellectual property (subject to clause (iii) above), intercompany notes and proceeds of the foregoing) (such collateral, excluding ABL Priority Collateral, the “Term Loan Priority Collateral” and together with the ABL Priority Collateral, the “Collateral”), in each case subject to permitted liens and to certain customary exceptions consistent with the First Lien Documentation Principles. In no event shall the First Lien Term Facility be secured by any ABL Priority Collateral that the ABL

Administrative Agent under the ABL Facility has elected to forego perfection in pursuant to its discretionary powers described in the ABL Facility.

Notwithstanding the foregoing, (a) the Collateral shall not include: (i) any fee-owned real property and any real property leasehold rights and interests (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters), (ii) motor vehicles, airplanes and other assets subject to certificates of title, to the extent a lien thereon cannot be perfected by filing of a UCC financing statement, (iii) commercial tort claims below a threshold to be agreed, (iv) any governmental or regulatory licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code), (v) pledges and security interests prohibited or restricted by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority or regulatory authority), but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code), (vi) (A) margin stock, (B) equity interests in any person other than the Borrower and wholly-owned restricted subsidiaries (but, in the case of the equity interests of any person that is not a wholly-owned restricted subsidiary, only to the extent the organizational documents or similar agreement with equity holders of such person do not permit the pledge of such equity interests for so long as such prohibition exists), (C) equity interests or debt treated as equity for U.S. federal income tax purposes of first tier foreign subsidiaries that are CFCs and first tier CFC Holdcos in excess of 65% of the issued and outstanding equity interests thereof and (D) equity interests in broker-dealer subsidiaries, unrestricted subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries or special purpose entities that are not required to guarantee the First Lien Term Facility, (vii) any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent that a grant of a security interest therein (A) would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto other than a Loan Party (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code) or (B) would require governmental, regulatory or other third party approval, consent or authorization pursuant to the terms thereof (in each case, after giving effect to the applicable anti-assignment provisions of the UCC) (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition) not obtained (without any requirement to obtain such approval, consent or authorization) (in each case, after giving effect to the applicable anti-assignment provisions of the UCC), in each case of clauses (A) and (B), so long as such requirement is permitted by the negative pledge clause negative covenant, (viii) letter of credit rights, except to the extent perfection of the security interest is therein accomplished by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (ix) any intent-to-use trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (x) assets where the burden or cost (including adverse tax consequences) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrower in good faith, in consultation with the First Lien Administrative Agent; and (xi) funds held in a fiduciary capacity for others (the foregoing described in clauses (a)(i) through (xi) are, collectively, the “Excluded Assets”); (b) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property); (c) perfection through control agreements or perfection by “control” shall not be required with respect to any Collateral (including deposit accounts and other bank or securities accounts, etc. but other than in respect of certain debt owing to the Loan Parties and certificated equity interests of the Borrower and material wholly-owned restricted subsidiaries otherwise required to be pledged), (d) there shall be no requirement to comply with the Federal Assignment of Claims Act or any similar statute; (e) perfection by possession of immaterial notes and other evidence of immaterial indebtedness shall not be required and (f) the First Lien Administrative Agent shall not be authorized to enter into any source code escrow arrangement or register any intellectual property.

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Certain Funds Provisions.

Mandatory Prepayments:

Loans under the First Lien Term Facility shall be prepaid with (a) 50% of Excess Cash Flow (to be defined in the First Lien Credit Documentation in a manner consistent with the First Lien Documentation Principles) for each fiscal year of the Borrower (commencing with the first full fiscal year completed after the Closing Date) with step-downs to 25% and 0% based upon achievement of Consolidated First Lien Net Leverage Ratios of 0.50x and 1.00x less than the Consolidated First Lien Net Leverage Ratio as of the Closing Date respectively (with such ratios for purposes of determining the applicable Excess Cash Flow percentages, to be recalculated to give pro forma effect to any such paydown or reduction (including paydowns made after year-end and prior to the time such Excess Cash Flow payment is due)); provided that (i) prepayments shall only be required under this clause (i) if the applicable percentage of Excess Cash Flow is greater than an amount to be set forth in the First Lien Credit Documentation (with only amounts in excess thereof being subject to prepayment) and (ii) Excess Cash Flow prepayments required for such fiscal year shall be reduced on a dollar for dollar basis by (x) the amount of voluntary prepayments or repurchases of of (A) Loans or notes under the First Lien Term Facility, the Second Lien Notes, any Incremental First Lien Term Facility, any Incremental Second Lien Notes, any refinancing, replacement or extension of any of the foregoing (in each case, including any debt buyback conducted pursuant to a Dutch Auction or open market purchase based on actual amounts paid) and (B) the ABL Facility and any Incremental Revolving Facility and any refinancing, replacement or extended revolving facilities (in each applicable case to the extent accompanied by a permanent reduction of the relevant commitment), (y) amounts used to repay borrowings of ABL Loans made to account for any additional original issue discount or upfront facility fees that are implemented pursuant to the Flex Provision, in each case made during such fiscal year (to the extent not previously deducted from Excess Cash Flow in the prior year) or after year-end and prior to the time such Excess Cash Flow prepayment is due and (z) cash used for permitted acquisitions and certain other permitted investments (and in each case, related earnouts), certain loans and advances to investment advisors and certain restricted payments made during such fiscal year (to the extent not previously deducted from Excess Cash Flow in the prior year) or after year-end and prior to the time such Excess Cash Flow prepayment is due, in each case except to the extent financed with long-term indebtedness (other than revolving indebtedness); (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including casualty insurance and condemnation proceeds, but with exceptions for sales of certain designated business lines, certain sales or other dispositions of ABL Priority Collateral, inventory and other ordinary course dispositions, obsolete or worn-out property, property no longer used or useful in the business and other exceptions to be set forth in the First Lien Credit Documentation in a manner consistent with the First Lien Documentation Principles) in excess of a threshold amount and subject to the right of the Borrower to reinvest 100% of the net cash proceeds in assets used or useful in the business if such proceeds are reinvested (or committed to be reinvested) within 18 months and, if so committed to reinvestment, reinvested no later than 180 days after the end of such 18-month period; and (c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries (except the net cash proceeds of any permitted debt other than Refinancing Debt).

Mandatory prepayments shall be applied to the scheduled installments of principal of the First Lien Term Facility as directed by the Borrower (and, absent such direction, in direct order of maturity). Mandatory prepayments shall be applied pro rata among the classes of term loans outstanding except (x) for any proceeds of Refinancing Debt which shall be applied to the class or classes of term loans to be refinanced as selected by the Borrower and (y) as may be directed by the Borrower ratably to classes of term loans with a maturity date preceding the maturity date of the remaining classes of term loans outstanding (that have agreed to less than a pro rata prepayment), provided, further, that Incremental First Lien Term Facilities and Refinancing Term Facilities may participate in mandatory prepayments on a less than pro rata basis. Certain mandatory prepayments under the immediately preceding paragraph may be applied ratably to prepay or offer to purchase any first lien secured indebtedness if required under the terms of the applicable documentation governing such first lien secured indebtedness. Mandatory prepayments in clauses (a) and (b) above shall be subject to customary limitations to the extent attributable to Excess Cash Flow or net cash proceeds of non-U.S. restricted subsidiaries, the repatriation of which would result in adverse tax consequences to the Borrower or any of its direct or indirect parent companies, direct or indirect shareholders or subsidiaries or would be prohibited or restricted by applicable law or organizational documents of such non-U.S. restricted subsidiaries of the Borrower so long as such restrictions were not implemented for the purpose of avoiding mandatory prepayment requirements.

Any Lender may elect not to accept any mandatory prepayment (except with respect to Term Loans being refinanced with Refinancing Debt or otherwise subject to a refinancing) (such amounts, “Declined Proceeds” and each such Lender, a “Declining Lender”). Any prepayment amount declined by a Declining Lender, subject to any mandatory offer to repurchase requirements of the Second Lien Notes, may be retained by the Borrower and may be applied to increase the cumulative “builder” basket.

Voluntary Prepayments and Reductions in Commitments:

Prepayments of the Term Loans will be permitted at any time (subject to customary notice requirements), in minimum principal amounts to be set forth in the First Lien Credit Documentation, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowing prior to the last day of the relevant interest period; provided that if, prior to the date that is six months after the Closing Date, (x) there shall occur any amendment, amendment and restatement or other modification of the definitive documentation for the Initial First Lien Term Loans the primary purpose of which is to reduce the All-In Yield then in effect for the loans thereunder, (y) all or any portion of the Initial First Lien Term Loans is voluntarily prepaid or mandatorily prepaid with the proceeds of, or any conversion of Initial First Lien Term Loans into, any new or replacement tranche of broadly syndicated senior secured first lien term loans in a transaction the primary purpose of which is to reduce the All-In Yield below the All-In Yield in effect for the loans so prepaid or (z) a Lender must assign its Initial First Lien Term Loans as a result of its failure to consent to an amendment, amendment and restatement or other modification of the Initial First Lien Term Loans the primary purpose of which is to reduce the All-In Yield then in effect for the Initial First Lien Term Loans (any of clause (x), (y) or (z), a “Repricing Transaction”), then the aggregate principal amount so prepaid or assigned, or in the case of clause (x), subject to such Repricing Transaction, will be subject to a 1.00% prepayment premium; provided that such prepayment premium shall not apply if such amendment, amendment and restatement or other modification, or such prepayment, refinancing or forced assignment, is in connection with a “change of control” transaction, public equity offering of primary shares or Transformative Acquisition.

Optional commitment reductions of commitments under an Incremental Revolving Facility shall be applied as directed by the Borrower, including to any class of extending or existing revolving commitments (including any revolving commitments under Refinancing Facilities).

All voluntary prepayments of the First Lien Term Facility will be applied to the remaining amortization payments under the First Lien Term Facility as directed by the Borrower (and absent such direction, in direct order of maturity thereof). All voluntary prepayments shall be applied to the class or tranche of term loans as selected by the Borrower.

“Transformative Acquisition” shall mean any acquisition by the Borrower or any other restricted subsidiary that (i) is not permitted by the terms of the First Lien Credit Documentation immediately prior to the consummation of such acquisition, (ii) if permitted by the terms of the First Lien Credit Documentation immediately prior to the consummation of such acquisition, would not provide the Borrower and the other restricted subsidiaries with adequate flexibility under the First Lien Credit Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith based on projections of the combined business (and such projections shall have been delivered to the First Lien Administrative Agent) or (iii) results in a refinancing of the First Lien Term Facility that involves an upsizing in connection with such acquisition.

First Lien Credit Documentation:

The definitive documentation for the First Lien Term Facility (the “First Lien Credit Documentation”) shall be initially drafted by counsel to the Borrower, shall be substantially consistent with (and no less favorable to the Borrower and its subsidiaries than) that certain Credit Agreement, dated as of February 28, 2018, among Mayfield Agency Borrower Inc., as administrative borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and the other parties thereto (as amended prior to the date hereof, and adjusted pursuant to terms below, the “First Lien Documentation Principles”) and take into account (a) the terms set forth in this Commitment Letter, (b) any additional flexibility provided in any transactions involving affiliates of the Sponsor that is reasonably acceptable to the Borrower and the Commitment Parties, (c) differences related to the Loan Parties, their subsidiaries and their businesses (including (i) as to operational and strategic requirements of the Loan Parties and their subsidiaries (in light of their industries, businesses and business practices, locations, operations, financial accounting and projections and (ii) the industry and practices of the Loan Parties and their subsidiaries), (d) changes in law or accounting standards or to cure mistakes or defects, (e) the Sponsor Model, and (f) any changes in the operational and agency requirements of the First Lien Administrative Agent and in any event will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative, negative and financial covenants and events of default expressly set forth in this Term Sheet, in each case applicable to the Borrower and its restricted subsidiaries, in each case, with materiality thresholds, qualifications, exceptions, “baskets” and grace and cure periods to be mutually agreed, and consistent with this Term Sheet (subject to Flex Provisions set forth in the Fee Letter) and the First Lien Documentation Principles; provided that, in any event neither paragraph (24) of the definition of “Permitted Investments” of the precedent credit agreement nor any similar “basket” or exception will be included in the First Lien Credit Documentation. The First Lien Credit Documentation will contain customary Loan Syndications & Trading Association EU Bail-in provisions, customary LSTA provisions regarding ERISA which are solely applicable to the Lenders and customary provisions regarding the division of a limited liability company, and will be no less favorable to the Borrower than each of (i) that certain Credit Agreement, dated as of April 7, 2015, by and among HC Group Holdings III, Inc., as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and the other parties thereto and (ii) that certain First Lien Note Purchase Agreement, dated as of June 29, 2017, among the Company, as issuer, the purchasers party thereto from time to time and Wells Fargo Bank, National Association, as collateral agent. The definitive terms will be negotiated in good faith to finalize the First Lien Credit Documentation, giving effect to the Certain Funds Provision and the First Lien Documentation Principles, as promptly as reasonably practicable.

Intercreditor Agreements:

The intercreditor agreement (the “Term Loan Intercreditor Agreement”) between the First Lien Administrative Agent and the trustee on behalf of the holders of the Second Lien Notes shall be consistent with and substantially similar to that certain Intercreditor Agreement, dated as of February 28, 2018, among Bank of America, N.A., in its capacities as first lien credit agreement administrative agent and second lien credit agreement administrative agent and acknowledged and agreed to by Mayfield Agency Borrower Inc. and the other parties to such acknowledgement; provided that (i) an obligation (including any obligation under the First Lien Credit Agreement) will only constitute a “first lien secured obligation” (or similar term) to the extent such obligation is, at the time of incurrence, permitted to be incurred (and secured) as a first priority obligation under the then extant documentation governing indebtedness constituting first lien secured obligations and the then extant documentation governing indebtedness constituting second lien secured obligations (ii) the Term Loan Intercreditor Agreement will include a customary “DIP cap” that will provide that that the aggregate principal amount of any DIP financing (plus the aggregate principal amount of first lien secured obligations and the aggregate face amount of any letters of credit issued and outstanding under first lien debt facilities in each case that would remain outstanding after giving effect to such DIP financing) does not exceed 115% of the sum of the aggregate outstanding principal amount of first lien secured obligations on the date that the applicable insolvency or liquidation proceeding commenced plus the aggregate face amount of any letters of credit issued and outstanding under first lien debt facilities outstanding on the date that the applicable insolvency or liquidation proceeding commenced (it being understood and agreed that cash management obligations and hedging obligations shall not be subject to such cap amount), (iii) the Term Loan Intercreditor Agreement will permit the second lien secured parties to propose, vote in favor of or otherwise support any plan of reorganization that is not inconsistent with the priorities set forth in the Term Loan Intercreditor Agreement and (iv) the permitted second lien actions will include the ability for a second lien secured party to take actions to prove, preserve, perfect, preserve or protect (but not enforce) its rights in and perfection and priority of its lien on the Collateral.

The intercreditor agreement between the First Lien Administrative Agent, the trustee on behalf of the Second Lien Notes Purchasers and the ABL Administrative Agent shall be (a) consistent with and substantially similar to that certain ABL Intercreditor Agreement, dated as of October 1, 2018, among Bank of America, N.A., in its capacities as ABL collateral agent and first lien collateral agent and acknowledged and agreed to by Specialty Building Products Holdings, LLC and the other parties thereto and (b) otherwise consistent with the Documentation Principles (the “ABL/Term Intercreditor Agreement”).

Representations and Warranties:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries), subject in all respects to the Certain Funds Provision: organization; existence, qualification and power; compliance with laws; due authorization of the First Lien Credit Documentation; no violation of or conflict with laws, organizational documents or agreements; material governmental approvals; execution, delivery and enforceability of the First Lien Credit Documentation; projections as of the Closing Date; no Material Adverse Effect (after the Closing Date); litigation; labor matters; ownership of property; environmental matters; taxes; ERISA compliance; subsidiaries as of the Closing Date; margin regulations; Investment Company Act; disclosure; intellectual property; creation, validity and perfection of security interests in the Collateral (subject to permitted liens and the Certain Funds Provision); anti-terrorism laws; FCPA; PATRIOT Act; OFAC; accuracy in all material respects of information included in the Beneficial Ownership Certificate (as defined in Exhibit D) as of the Closing Date; and solvency at closing.

“Material Adverse Effect” means (I) on the Closing Date, for the representations with respect to the Company, a Beta Material Adverse Effect and (II) on the Closing Date (other than as described in clause (I)) and after the Closing Date (a) a material and adverse effect on the business, financial condition or results of operations of the Borrower and its restricted subsidiaries, taken as a whole, (b) a material and adverse effect on the rights or remedies, taken as a whole, of the First Lien Administrative Agent or any First Lien Lender under the First Lien Credit Documentation or (c) a material and adverse effect on the ability of the Loan Parties, taken as a whole, to perform their material payment obligations under the First Lien Credit Agreement.

All representations and warranties shall be made on the Closing Date.

Conditions Precedent to Initial Borrowings:	Subject to the Certain Funds Provision, the availability of the First Lien Term Facility on the Closing Date will be subject only to the Exclusive Funding Conditions.

Conditions Precedent to Ongoing Borrowings:

After the Closing Date, except as set forth above for Incremental First Lien Facilities, each extension of credit will be conditioned upon: (a) delivery of notice of borrowing, (b) accuracy of representations and warranties in all material respects (unless such representations relate to an earlier date, in which case, such representations shall have been true and correct in all material respects as of such earlier date); provided that any representation or warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein), and (c) absence of defaults or events of default at the time of, and after giving effect to the making of, such extensions of credit.

Affirmative Covenants:

Subject to the Certain Funds Provision and limited to the following (to be applicable to the Borrower and its restricted subsidiaries): delivery of annual audited financial statements within 120 days after the end of each fiscal year (but with up to 150 days after the end of the applicable fiscal year for the first such delivery) (accompanied by an audit opinion from a nationally recognized accounting firm that is not subject to qualification or exception as to the scope of such audit or any “going concern” qualification or exception (other than a “going concern” qualification or exception that is due to the impending maturity of any indebtedness or any prospective or actual default or event of default of any financial covenant)) and delivery of quarterly financial statements for the first three fiscal quarters of each fiscal year within 45 days after the end of each such fiscal quarter (but with up to 60 days after the end of each fiscal quarter for the first three such deliveries); compliance certificates within five business days after delivery of the financial statements for the first three fiscal quarters of each fiscal year and the annual audited financial statements; annual budgets within 90 days after the beginning of each fiscal year (which shall, for the avoidance of doubt, only be delivered to private-side lenders); notices of events of default and other ERISA, litigation or environmental events that would reasonably be expected to have a Material Adverse Effect; payment of taxes; maintenance of existence; maintenance of properties; maintenance of insurance; use of commercially reasonable efforts to obtain and maintain public ratings (but not a specific rating) from Moody’s Investors Services, Inc. and Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.; compliance with laws (including compliance with environmental laws); books and records; inspection rights; covenant to guarantee obligations and give security (including but not limited to compliance with requests with respect to lien matters and title insurance matters; provided that, in no event shall environmental reports be required); changes in fiscal year without prior notice to the First Lien Administrative Agent; use of proceeds; further assurances as to security; other information (including to comply with Beneficial Ownership Regulation (as defined in Exhibit D)); and designation of subsidiaries.

Negative Covenants:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries, shall be incurrence-based covenants customary for high yield debt securities): limitations on liens; investments; debt; fundamental changes; dispositions; restricted payments; transactions with affiliates (with an exception for annual management fees, transaction fees, termination fees, expenses and indemnities payable to Sponsor and Walgreens, with annual management fees capped at an amount to be mutually agreed); restrictions on subsidiary distributions and negative pledge clauses; amending certain material contractually payment or lien subordinated debt (“Junior Debt”) in violation of any applicable subordination or intercreditor agreement.

Baskets and exceptions to the foregoing covenants will be set forth in the First Lien Credit Documentation and, in any event, will include, among others:

(a)     (i) indebtedness (which shall be defined to exclude any obligation to pay the redemption price for the Company’s preferred stock with Preferred Redemption Cash) under Incremental Facilities, Incremental Equivalent Debt, Refinancing Debt, the Second Lien Notes (including incremental facilities, incremental equivalent debt and refinancing debt thereunder as contemplated by Exhibit B to the Second Lien Commitment Letter as in effect on the date hereof) and the ABL Facility (including incremental facilities as contemplated by Exhibit C), (ii) indebtedness subject to compliance, on a pro forma basis after giving effect to such incurrence of indebtedness and any related acquisition, disposition, debt retirement or other specified transactions and customary pro forma adjustments, including pro forma cost savings and synergy addbacks as set forth in the definition of Consolidated EBITDA, with (x) in the case of indebtedness which is secured on a pari passu basis with the First Lien Term Facility, subject to a pro forma Consolidated First Lien Net Leverage Ratio no greater than the Consolidated First Lien Net Leverage Ratio as of the Closing Date, (y) in the case of indebtedness which is secured on a junior lien basis to the First Lien Term Facility, subject to a pro forma Consolidated Senior Secured Net Leverage Ratio no greater than the Consolidated Senior Secured Net Leverage Ratio as of the Closing Date or (z) in the case of indebtedness which is unsecured, subject to a minimum Fixed Charge Coverage Ratio of 2.00:1.00 (such indebtedness in clauses (x), (y) or (z), “Ratio Debt”) (computed as of the most recent four quarter period of the Borrower for which financial statements are internally available); provided that (a) any such debt incurred by Loan Parties shall be subject to maturity and weighted average life provisions substantially identical to the Incremental Facility provision and (b) any such debt incurred by a restricted subsidiary that is not a Guarantor shall be subject to a sublimit to be mutually agreed shared with the baskets specified below (the “Shared Non-Loan Party Sublimit”), (iii) unsecured indebtedness in an amount equal to any cash qualified equity contributions (other than in connection with a Specified Equity Contribution and issuance of disqualified equity of the Borrower or any of its restricted subsidiaries) to the extent such equity contribution shall not be counted for purposes of the builder or other restricted payment baskets set forth below, (iv) indebtedness incurred or assumed in connection with any permitted acquisition so long as, after giving pro forma effect thereto and to any related specified transactions, and customary pro forma adjustments, including pro forma cost savings and synergy addbacks, (A) the Borrower could incur $1.00 of indebtedness subject to a minimum Fixed Charge Coverage Ratio of 2.00:1.00 or (B) the pro forma Fixed Charge Coverage Ratio would be no less than the Fixed Charge Coverage Ratio immediately prior thereto; provided that (w) any such debt shall be subject to maturity and weighted average life provisions substantially identical to the Incremental Facility provision, (x) such indebtedness incurred by a restricted subsidiary that is not a Guarantor shall be subject to the Shared Non-Loan Party Sublimit and (y) any liens securing debt assumed or incurred pursuant to this clause (iv) shall be permitted under clause (b)(ii), (b)(iii), (b)(iv) or (b)(v) below, (v) earnout and other contingent consideration obligations and deferred purchase price obligations, (vi) to the extent a joint venture constitutes a restricted subsidiary, indebtedness of joint ventures in an amount to be mutually agreed and (vii) indebtedness incurred under baskets to be set forth in the First Lien Credit Documentation, including a general debt basket, a non-Guarantor debt basket, a capital lease and purchase money debt basket, an intercompany debt basket for loans by the Borrower or any Guarantor to any non- Guarantor);

(b)     liens (i) on the Collateral securing the Second Lien Notes (including incremental equivalent debt and refinancing debt thereunder as contemplated by Exhibit B to the Second Lien Commitment Letter as in effect on the date hereof), the ABL Facility (including incremental facilities, incremental equivalent debt and refinancing debt thereunder as contemplated by Exhibit C), Incremental Facilities, Incremental Equivalent Debt and Refinancing Debt otherwise permitted pursuant to the terms hereof (which liens may be pari passu with or junior to the then existing First Lien Term Facility, in each case to the extent permitted as set forth in “Incremental Facility” or “Refinancing Facilities” above, as applicable), in each case subject to customary intercreditor arrangements, (ii) securing indebtedness of the Borrower or a Restricted Subsidiary subject to (x) in the case of first lien indebtedness, a maximum pro forma Consolidated First Lien Net Leverage Ratio not greater than the Consolidated First Lien Net Leverage Ratio as of the Closing Date and (y) in the case of junior lien indebtedness, a maximum pro forma Consolidated Senior Secured Net Leverage Ratio not greater than the Consolidated Senior Secured Net Leverage Ratio as of the Closing

Date, in each case subject to (A) customary intercreditor arrangements and (B) substantially similar maturity and weighted average life to maturity as are applicable to Incremental Equivalent Debt as set forth in the “Incremental Facilities” section of this Term Sheet and any indebtedness secured on a first lien basis under this clause (ii) in the form of a first lien term loan incurred by Loan Parties obtained on or prior to the date that is 6 months after the Closing Date shall be subject to the “MFN” requirement in clause (vi) of the “Incremental Facilities” section; (iii) assumed in connection with permitted acquisitions (but not incurred in contemplation thereof) (subject to customary restrictions in scope related to liens securing such indebtedness unless any expansion of such liens is otherwise permitted); (iv) incurred under a general basket to be mutually agreed, provided that indebtedness secured pursuant to the general liens basket secured by the Collateral on a pari passu basis with the First Lien Term Loans will be subject to cap of $25 million (with no “grower” component), (v) on assets of non-Guarantor subsidiaries securing indebtedness and other obligations of non-Guarantor subsidiaries that are otherwise permitted and (vi) subject to the Specified Post-Closing Undertaking, liens securing obligations owed to suppliers and vendors of inventory;

(c)     restricted payments (including dividends, restricted investments and prepayments of Junior Debt, including, for the avoidance of doubt, the Second Lien Notes), (i) from a cumulative “builder” or “growth” basket to be based on either (as selected by the Borrower prior to the launch of general syndication) (x) 50% of cumulative Consolidated Net Income from the first day of the fiscal quarter in which the Closing Date occurs (which will in no event be less than zero) or (y) retained excess cash flow (which in no event shall be less than zero for any fiscal year) plus a starter amount (the “Starter Basket”) of  the greater of (A) $75 million and (B) 35.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period (which shall also include the proceeds of equity issuances and contributions (other than excluded equity contributions, Specified Equity Contributions and issuances of disqualified equity of the Borrower or any of its restricted subsidiaries), proceeds from the issue of debt securities by the Borrower that are converted or exchanged for equity interests of the Borrower or any direct or indirect parent thereof (other than excluded equity contributions, Specified Equity Contributions and disqualified equity), Declined Proceeds, and other customary items) (the “Available Amount”) which (x) in the case of restricted payments (other than restricted investments) shall be subject to there being no event of default at the time of declaration thereof and, to the extent made in reliance upon the

50% of cumulative Consolidated Net Income or retained excess cash flow prong, the Consolidated Total Net Leverage Ratio on a pro forma basis not exceeding the Consolidated Total Net Leverage Ratio as of the Closing Date and (y) in the case of restricted investments shall be subject to there being no event of default at the time of declaration thereof, (ii) from the proceeds of any excluded equity contributions (other than Specified Equity Contributions and issuances of disqualified equity of the Borrower or any of its restricted subsidiaries) that do not increase the basket in clause (i) above, (iii) for customary permitted investments (including permitted acquisitions consistent with high yield debt securities (but subject to, in the case of acquisitions funded by Borrower and the Guarantors, a basket to be mutually agreed to permit acquisitions by Loan Parties of non-Guarantors (or, in the case of asset acquisitions, acquisitions by Loan Parties of assets which are not Excluded Assets and which do not constitute Collateral)) and intercompany investments and indebtedness (A) in the ordinary course of business among the Borrower and its restricted subsidiaries or (B) otherwise subject to a sublimit or cap in investments by Loan Parties in restricted subsidiaries that are not Guarantors, and other intercompany exceptions to be agreed so long as such debt owed from a Loan Party to a non-Loan Party is subordinated to the First Lien Term Facility, (iv) with unlimited amounts subject (A) in the case of restricted investments to pro forma compliance with a maximum Consolidated Total Net Leverage Ratio of 0.50x less than the Consolidated Total Net Leverage Ratio as of the Closing Date and (B) in the case of other restricted payments, to pro forma compliance with a maximum Consolidated Total Net Leverage Ratio of 1.00x less than the Consolidated Total Net Leverage Ratio as of the Closing Date, provided that no event of default exists or would result therefrom, (v) [reserved], (vi) promissory notes issued by employees or certain other specified persons in connection with any permitted acquisition by the Borrower or any of its restricted subsidiaries in which such employee or specified person purchases equity interests in the target with funds advanced by the Borrower and its subsidiaries, subject to the conditions that (x) no payment or bankruptcy event of default exists or would result therefrom and (y) the acquisition of the target is otherwise permitted; (vii) loans and advances to employees or investment advisors so long as such loan or advance (x) constitutes an advance of one-time payment for the purpose of recruitment or retention or (y) is made for ordinary course business purposes, such as travel and relocation, (viii) cash payments made after the Closing Date in respect of performance-based or time-vested restricted stock units (in each case that are existing (and either vested or unvested) as of the

Closing Date) in an aggregate amount of up to an amount to be set forth in the Senior Facilities Documentation, (ix) investments in Unrestricted Subsidiaries in an amount to be mutually agreed (provided that such amount may be used to increase the general restricted investment baskets), (x) restricted payments in an aggregate amount per annum not to exceed the sum of 6% of market capitalization, (xi) customary AHYDO catch-up payments with respect to any indebtedness of the Borrower or its subsidiaries or any direct or indirect parent of the Borrower, (including an AHYDO payment tied to certain preferred investments) to the extent the net cash proceeds of such indebtedness are received by the Borrower or its subsidiaries and such proceeds are not used to build capacity under the Available Amount or any other basket, (xii) [reserved], (xiii) customary tax distributions, (xiv) the payment of any earn-out in connection with permitted acquisitions and other permitted investments, (xv) [reserved], and (xv) from baskets (including (I) repurchases or other acquisitions of equity interests of the Borrower or any direct or indirect parent thereof resulting from the forgiveness of loans and advances up to an amount to be set forth in the First Lien Credit Documentation, (II) repurchases or other acquisitions of equity interests of the Borrower or any direct or indirect parent thereof from any future, present or former employee, director, officer, consultant or other specified person pursuant to any employee, management or director equity plan, employee, management or director agreement, stock option plan or any other employee, management or director benefit plan or agreement or any shareholder or co-investor agreement in an amount to be agreed, (III) baskets for investments in joint ventures and similar businesses (provided that such amount may be used to increase the general restricted investment baskets) in an amount to be mutually agreed and (IV) a general investments basket and a general restricted payments basket), to be set forth in the First Lien Credit Documentation; and

(d)                                 (i) subject to compliance with the mandatory prepayment requirements for asset sales and other dispositions of property (but in all respects subject to the reinvestment rights set forth therein), asset sales and other dispositions of property on an unlimited basis for fair market value as long as at least 75% of the consideration in excess of a threshold amount consists of cash or cash equivalents (subject to customary exceptions to the cash consideration requirement, including a basket for non-cash consideration that may be designated as cash consideration), (ii) consolidation of billing centers and (iii) other asset dispositions set forth in the First Lien Credit Documentation.

Each covenant (and definitions used therein) shall also (a) include additional customary baskets, exceptions and thresholds and as may otherwise be agreed, including customary specific and general dollar baskets (each with growth components based on a percentage of Consolidated EBITDA), (b) with respect to the indebtedness, liens, investments and restricted payment covenants, permit classification and reclassification from time to time by the Borrower among one or more available baskets within such applicable covenant (but it being understood and agreed that restricted payment capacity can be used to make restricted investments) and (c) permit reliance on one or more available exceptions and baskets at the Borrower’s option and if such exceptions and baskets includes a combination of fixed amounts (including any related builder or grower component) and amounts permitted under incurrence-based tests in concurrent transactions, a single transaction or a series of related transactions, any incurrence-based tests shall be calculated without giving effect to the utilization of such fixed amounts.

Financial Covenant:	None.

Unrestricted Subsidiaries:

The First Lien Credit Documentation will contain provisions pursuant to which, subject to the investments covenant in the First Lien Credit Documentation, and, so long as no payment or bankruptcy (with respect to the Borrower) event of default under the First Lien Term Facility exists or would result therefrom, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that in no event shall any unrestricted subsidiary acquire any material intellectual property from the Borrower or any restricted subsidiary. Unrestricted subsidiaries will not be subject to the mandatory prepayments, representations and warranties, affirmative or negative covenant or event of default provisions of the First Lien Credit Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the First Lien Credit Documentation.

Events of Default:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries: nonpayment of principal, interest, fees or other amounts (with grace period of 5 business days for interest, fees and other amounts); failure to perform negative covenants (and affirmative covenants to provide notice of an event of default (provided that, subject to the proviso to the last sentence of this paragraph, the delivery of such notice shall cure the event of default resulting from the failure to timely deliver such notice) or maintain the Borrower’s corporate existence); failure to perform other covenants subject to a 30-day cure period after written notice from the First Lien Administrative Agent; any representation or warranty is incorrect in any material respect when made or deemed made (subject (i) in the case of all representations made on the Closing Date (other than the Specified Representations) capable of being cured to a 90 day grace period and (ii) in the case of all representations made after the Closing Date capable of being cured to a 30 day grace period); cross-default or cross-acceleration to other indebtedness (other than under the First Lien Credit Documentation) subject to a threshold amount to be set forth in the First Lien Credit Documentation; provided, that, with respect to the ABL Facility, (i) there shall be no cross default except with respect to (x) any payment or bankruptcy event of default under the ABL Facility or (y) any event of default under the ABL Facility that remains unremedied or unwaived for 60 consecutive days after the occurrence thereof or with respect to which the agent or the lenders under the ABL Facility are exercising remedies (including acceleration of obligations or termination of commitments) and (ii) the occurrence of a financial covenant event of default under the ABL Facility shall not constitute an event of default under the First Lien Term Loan Facility until the earlier of (x) the exercise of any remedies by the agent or the lenders under the ABL Facility or (y) acceleration of the obligations or termination of the commitments under the ABL Facility; bankruptcy events or other insolvency events of the Borrower or its material restricted subsidiaries (with a customary grace period for involuntary events); monetary final judgment defaults subject to a threshold amount (to the extent not covered by insurance or indemnity) that have not been satisfied, vacated, discharged or stayed or bonded pending an appeal within a customary grace period; ERISA events subject to Material Adverse Effect; invalidity (actual or asserted in writing by the Borrower or any Guarantor) of the First Lien Credit Documentation or any material guarantees or material portion of the Collateral; and change of control (to be defined in the First Lien Credit Documentation in a manner customary for a public company). Any event of default under the First Lien Credit Documentation, other than any event of default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” (and shall be deemed to be “cured”) if the events, acts or conditions that gave rise to such event of default have been remedied or cured (including by payment, notice, taking any action or omitting to take any action) or have ceased to exist and the Borrower is otherwise in compliance with the First Lien Credit Documentation; provided, that the foregoing shall not be applicable with respect to any default or event of default if the Borrower knowingly and willfully fails to give timely notice to the First Lien Administrative Agent and the Lenders of such default or event of default required to be given under the First Lien Credit Documentation.

Voting:

Amendments and waivers of the First Lien Credit Documentation will require the approval of First Lien Lenders holding more than 50% of the aggregate principal amount of the First Lien Term Loans and commitments under the First Lien Term Facility (the “Required First Lien Lenders”), except that the consent of each First Lien Lender directly adversely affected thereby (but not, for the avoidance of doubt, the consent of the Required First Lien Lenders) shall be required, unless otherwise contemplated by the First Lien Credit Documentation, with respect to (I) (a) increases in the commitment of such First Lien Lender (it being understood that a waiver of any condition precedent or the waiver of any condition precedent, default, event of default or mandatory prepayment shall not constitute an increase of any commitment of any First Lien Lender), (b) reductions of principal or interest (other than a waiver of default interest, a default, event of default or mandatory prepayment) or fees (it being understood that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees), (c) extensions of final maturity or the scheduled due date of any amortization principal payment, interest or fee payment and (d) changes in the application of proceeds amongst First Lien Lenders after an event of default and, only following the exercise of remedies, changes in other pro rata sharing provisions and (II) the consent of 100% of the First Lien Lenders (other than Defaulting Lenders) will be required with respect to (a) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral (other than in connection with permitted asset sales) and (b) reductions in voting thresholds. Defaulting Lenders will be subject to the suspension of certain voting rights; provided, that the consent of the First Lien Administrative Agent shall be required with respect to amendments and waivers directly adversely affecting its rights or duties. Notwithstanding the foregoing, (i) any waiver or modification of a condition to an extension of credit under any Incremental First Lien Facility (prior to funding thereof) and any amendments and waivers that affect solely the First Lien Lenders under a class or classes of any Incremental First Lien Facility (prior to funding thereof) and not any other Lender, will, if such amendment or waiver would otherwise require the consent of the Required First Lien Lenders, require only the consent of First Lien Lenders holding more than 50% of the aggregate commitments under such class or classes (in the aggregate), and no other consents or approvals shall be required (it being understood and agreed that Required First Lien Lender consent shall be required for any amendment or waiver of the conditions set forth under the heading “Incremental First Lien Facilities,” except as otherwise set forth therein) and (ii) otherwise there shall be no “class” voting under the First Lien Credit Documentation.

The First Lien Credit Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of First Lien Term Loans is refinanced with a replacement tranche of term loans, or is modified with the effect of, bearing a lower All-In Yield) other than any First Lien Lender holding First Lien Term Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of First Lien Term Loans or modified First Lien Term Loans.

Modifications to provisions requiring pro rata payments or sharing of payments (other than as set forth in clause (I)(d) in the second preceding paragraph) shall only require approval of the Required First Lien Lenders and non-pro rata distributions and commitment reductions will be permitted in connection with loan buy back or similar programs, “amend and extend” transactions or the addition of one or more tranches of debt as permitted by the First Lien Credit Documentation.

The First Lien Credit Documentation will permit the First Lien Administrative Agent and the Borrower (i) to enter into one or more amendments thereto to incorporate the provisions of any relevant Incremental Facility, Refinancing Facility or extended tranche of Loans or commitments in connection with “amend and extend” transactions made available without any First Lien Lender’s consent, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Incremental Facility, Refinancing Facility or extended tranche of Loans or commitments in connection with “amend and extend” transactions in the First Lien Credit Documentation; it being understood that (A) each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other First Lien Lender in such tranche or tranches and (B) such extension shall not be subject to any condition that there does not exist any default or event of default, (ii) to amend the First

Lien Credit Documentation to correct any obvious error or any error or omission of a technical nature in the First Lien Credit Documentation without any further action or consent of any other party with notice given to the First Lien Lenders of any such amendment and (iii) to enter into or amend any applicable intercreditor agreement to give effect thereto or carry out the provisions thereof.

Cost and Yield Protection:	The First Lien Credit Documentation shall contain customary tax gross-up and cost and yield protection provisions consistent with the First Lien Documentation Principles.

Assignments and Participations:

The First Lien Lenders  will be permitted to assign (other than to natural persons and any Disqualified Lender (which Disqualified Lenders shall be specified on a schedule that is held with the First Lien Administrative Agent, which may be communicated to a First Lien Lender upon request, but shall not be “posted” or otherwise disclosed by any Lead Arranger or the First Lien Administrative Agent to any other person) and, other than as set forth below, the Sponsor and its affiliates (other than Investment Funds)) loans under the First Lien Term Facility with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (i)  if such assignment is made to  another First Lien Lender or an affiliate or approved fund of a First Lien Lender or (ii) after the occurrence and during the continuance of a payment or bankruptcy (with respect to the Borrower) event of default; provided, further, that if not received within 10 business days of acknowledged receipt of a written request by the First Lien Administrative Agent, the consent of the Borrower with respect to Term Loan assignments only shall be deemed to have been given.  All assignments will require the consent of the First Lien Administrative Agent, not to be unreasonably withheld, conditioned or delayed; provided that no consent of the First Lien Administrative Agent shall be required for an assignment (i) of all or any portion of a First Lien Term Loan to another First Lien Lender or an affiliate or approved fund of a First Lien Lender or (ii) of all or any portion of the First Lien Term Loans to the Borrower or any of its subsidiaries or the Sponsor or any of its affiliates as set forth below.  Each assignment, other than any assignment made by an MBD Lender to another MBD Lender, will be in an amount of an integral multiple of $1,000,000 with respect to the First Lien Term Facility or if less, all of such First Lien Lender’s remaining loans and commitments of the applicable class or tranche.  An assignment fee in the amount of $3,500 shall be paid by the respective assignor or assignee to the First Lien Administrative Agent (which fee may be waived or reduced in the sole discretion of the First Lien Administrative Agent); provided that no such fee shall be payable in connection with any assignment by an MBD Lender to any other MBD Lender.

The First Lien Lenders will be permitted to sell participations (other than to natural persons, Disqualified Lenders and the Sponsor and its affiliates (other than Investment Funds)) in loans and commitments without consent being required, subject to customary limitations consistent with the First Lien Documentation Principles.  Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants (it being understood that a waiver of any condition precedent or the waiver of any default, event of default  or mandatory prepayment shall not constitute an increase of any commitment of any First Lien Lender), (b) reductions of principal or interest (other than a waiver of default interest, a default, event of default or mandatory prepayment) or fees (it being understood that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees), (c) extensions of final maturity or the due date of any amortization, interest or fee payment (other than with respect to any extension facility), (d) changes in the application of proceeds amongst First Lien Lenders after an event of default and, only following the exercise of remedies, changes in other pro rata sharing provisions and (e) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral, in each case, with respect to which the affirmative vote of the First Lien Lender from which it purchased a participation would be required.

The First Lien Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the First Lien Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any First Lien Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of commitments or loans, or disclosure of confidential information, to any Disqualified Lender.

The First Lien Credit Documentation shall provide that First Lien Term Loans, loans under any Incremental First Lien Term Facility and loans under any Refinancing Term Facility may be purchased by and assigned to the Sponsor, its affiliates (other than the

Borrower or any of its subsidiaries and other than natural persons) and Investment Funds on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures; provided that (i) commitments and loans owned or held by the Sponsor or its affiliates (excluding any Investment Funds) shall be excluded in the determination of any Required First Lien Lender votes (other than any vote which would affect the Sponsor or its applicable affiliate differently from other Lenders of the same class or tranche or deprive the Sponsor or its applicable affiliate of its pro rata share of any payment to which all Lenders of the same class or tranche are entitled), (ii) commitments and loans owned or held by the Sponsor or its affiliates (excluding any Investment Funds) shall not, in the aggregate for all such persons, exceed 25% of the aggregate commitments and loans under the First Lien Term Facility, any Incremental First Lien Term Facility and any Refinancing Term Facility (measured at the time of purchase or assignment and in the aggregate amount of the term facilities (taken as a whole)), (iii) neither the Sponsor nor any of its affiliates (excluding Investment Funds) shall be permitted to attend any “lender-only” meetings or conference calls or receive any related “lender-only” information or receive advice of counsel to the First Lien Administrative Agent or the Lenders, (iv) the Sponsor and its Non-Debt Fund Affiliates, as applicable, shall agree that the First Lien Administrative Agent shall vote on behalf of the Sponsor or such Non-Debt Fund Affiliate in connection with a plan of reorganization under any insolvency proceeding in the same proportion as allocations of voting with respect to such matter by those First Lien Lenders that are not the Sponsor or a Non-Debt Fund Affiliate unless the plan of reorganization requires the consent of each First Lien Lender or each adversely affected First Lien Lender or affects the Sponsor or such Non-Debt Fund Affiliate, as applicable, in its capacity as a First Lien Lender in a disproportionately adverse manner than its effect on the other Lenders under the First Lien Term Facility and (v) for purposes of determining whether the Required First Lien Lenders have consented to any amendment or waiver  under the definitive documentation for the First Lien Credit Documentation, the Investment Funds may not account for more than 49.9% of all loans and commitments of Lenders (whether consenting or not) included in determining whether the Required First Lien Lenders have consented to such amendment or waiver.  Notwithstanding the foregoing, the First Lien Credit Documentation shall permit (but not require) the Sponsor or its affiliates to contribute any First Lien Term Loans, loans under any Incremental First Lien Term Facility or loans under any Refinancing Term Facility acquired to the Borrower or any of its subsidiaries for purposes of cancelling such debt, which may include contribution (with the consent of the Borrower) to the Borrower in exchange for debt or equity securities of the Borrower that are otherwise permitted to be issued by the Borrower at such time. For purposes of the foregoing, “Investment Fund” means any bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which Madison Dearborn Partners, LLC and investment vehicles managed or advised by Madison Dearborn Partners, LLC that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to the Borrower or the Sponsor and do not make investment decisions for such entities.

In connection with any purchase or assignment permitted under the First Lien Credit Documentation, neither the Sponsor nor its Non-Debt Fund Affiliates will be required to make any representation regarding the possession of material non-public information but may address any purchases with customary “big boy” language in a manner consistent with the First Lien Documentation Principles.

In addition, the First Lien Credit Documentation shall provide that so long as no event of default is continuing First Lien Term Loans, loans under any Incremental First Lien Term Facility and loans under any Refinancing Term Facility may be purchased by and assigned to the Borrower or any of its subsidiaries on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all First Lien Lenders on a pro rata basis in accordance with customary procedures; provided that (i) no event of default shall have occurred and be continuing and (ii) any such loans acquired by the Borrower or any of its subsidiaries shall be automatically retired and cancelled promptly upon acquisition thereof (or contribution thereto, including as contemplated by the preceding paragraph).

The First Lien Credit Documentation will contain customary provisions consistent with the First Lien Documentation Principles allowing the Borrower to replace a First Lien Lender or terminate the commitment of a First Lien Lender and prepay that First Lien Lender’s outstanding loans in full (in the case of any amendment constituting a Repricing Transaction, along with any “prepayment premium”, if applicable, that would otherwise be owed in connection therewith) in connection with amendments and waivers requiring the consent of all First Lien Lenders or all First Lien Lenders of an applicable class or tranche or of all Lenders directly adversely affected thereby or all First Lien Lenders of an applicable class or tranche directly adversely affected thereby (so long as the Required First Lien Lenders, or a majority in aggregate principal amount of First Lien Lenders in respect of the applicable class, tranche or facility, have approved the amendment or waiver), increased costs, taxes, etc. and Defaulting Lenders.

Expenses and Indemnification:

If the Closing Date occurs, the Borrower shall pay promptly following written demand (including documentation reasonably supporting such request) (a) all reasonable and documented out-of-pocket expenses of the First Lien Administrative Agent, the Issuing Lender and the Initial First Lien Lenders associated with the syndication of the First Lien Term Facility and the preparation, negotiation, execution, delivery and administration of the First Lien Credit Documentation and any amendment or waiver with respect thereto (but limited, (i) in the case of legal fees and expenses to be paid in connection with the consummation of the Transactions, as provided in Section 7(b) of the body of the Commitment Letter, (ii) in the case of all other legal fees and expenses, to the reasonable fees, disbursements and other charges of one primary counsel to the First Lien Administrative Agent, the Issuing Lender, the Senior Lead Arrangers and the First Lien Lenders, taken as a whole, plus, if reasonably necessary, one local counsel in each applicable material jurisdiction, in each case excluding allocated costs of in-house counsel and (iii) in the case of other consultants and advisers, limited to the fees and expenses of such persons approved by the Borrower) and (b) all reasonable and documented out-of-pocket expenses of the First Lien Administrative Agent, the Issuing Lender and the First Lien Lenders (but limited, (i) in the case of legal fees and expenses, to the fees, disbursements and other charges of one primary counsel to the First Lien Administrative Agent, the Issuing Lender and the First Lien Lenders, taken as a whole (and, if reasonably necessary, one local counsel in each applicable material jurisdiction, and in the case of an actual conflict of interest, one additional counsel to the affected First Lien Lenders, taken as a whole)) and (ii) in the case of other consultants and advisers, limited to the fees and expenses of such persons approved by the Borrower) in connection with the enforcement of the First Lien Credit Documentation or protection of rights thereunder.

If the Closing Date occurs, the First Lien Administrative Agent, the Issuing Lender and the Senior Lead Arrangers and the First

Lien Lenders (and their respective controlled affiliates and their respective directors, officers, employees, agents and other representatives) (excluding Excluded Affiliates and any financial advisor in such capacity) will be indemnified and held harmless against, any actual losses, claims, damages, liabilities or documented expenses (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction (and, in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons, taken as a whole), in each case excluding allocated costs of in-house counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, the transactions in connection therewith, or any other claim, litigation, investigation or proceeding relating to any of the foregoing (regardless of whether such indemnified person is a party thereto and regardless of whether such matter is initiated by a third party, the Borrower, the Company or any of their respective affiliates, subsidiaries or equity holders), except, in the case of any indemnified person, to the extent they arise from (i) the gross negligence, bad faith, fraud or willful misconduct of such indemnified person (or respective controlled affiliates and their respective directors, officers, employees, agents and other representatives), (ii) the material breach of the First Lien Credit Documentation by such indemnified person (or respective controlled affiliates and their respective directors, officers, employees, agents and other representatives) (in the case of each of the preceding clause (i) and this clause (ii), as determined by a court of competent jurisdiction in a final non-appealable judgment), (iii) any disputes solely among indemnified persons (other than any claims against an indemnified person in its capacity or in fulfilling its role as the First Lien Administrative Agent, a Senior Lead Arranger or any similar role under the First Lien Term Facility unless such claim would otherwise be excluded pursuant to clause (i) above) and other than any claims arising out of any act or omission of the Borrower or any of its subsidiaries or (iv) settlements effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent, or if there is a final judgment against an indemnified person in any such proceeding, the Borrower shall indemnify and hold harmless each indemnified person to the extent and in the manner set forth above; provided that each indemnified person (by accepting the benefits hereof) agrees to refund and return any and all amounts paid by the Borrower to such indemnified person to the extent that any of the foregoing items in clause (i) through (iv) above occurs and to the extent that such indemnified person is not entitled to the payment thereof pursuant to the terms of this paragraph as determined by a court of competent jurisdiction in a final non-appealable judgment.

Governing Law and Forum:	New York.

Counsel to the First Lien Administrative Agent and Commitment Parties:	Davis Polk & Wardwell LLP.

Annex I to Exhibit B

Interest Rates:	The interest rates under the First Lien Term Facility will be as follows:

At the option of the Borrower, initially, Adjusted LIBOR plus 4.50% or ABR plus 3.50%.   From and after the delivery by the Borrower to the First Lien Administrative Agent of the Borrower’s financial statements for the period ending one full fiscal quarter following the Closing Date, interest rates under the First Lien Term Facility shall be subject to one 25 basis point reduction based upon achieving either (a) a Consolidated First Lien Net Leverage Ratio of 0.50x less than the Consolidated First Lien Net Leverage Ratio as of the Closing Date as set forth in the applicable officer’s certificate or (b) a one notch upgrade of the First Lien Term Loan by both Moody’s Investors Services, Inc. and Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.; provided that for the avoidance of doubt, in no event will the applicable margin under the First Lien Term Facility be reduced more than 25 basis points relative to the applicable margin thereunder on the Closing Date.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable (i) in the case of Adjusted LIBOR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

ABR is the Alternate Base Rate, which is the highest of the First Lien Administrative Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.0% and one-month Adjusted LIBOR plus 1.00%.

Adjusted LIBOR is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any, subject to a floor of 0.00%.

B-I-1

EXHIBIT C

ABL Facility
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the ABL Facility.  Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A, B, or D attached thereto.

1.             PARTIES

Borrowers:

Initially, the Initial Borrower and immediately following consummation of the Debt Assumption, the Company (such relevant entity, the “Borrower”); provided that, the Borrower may, in its sole discretion, designate one or more of its direct or indirect domestic wholly-owned subsidiaries as co-borrowers subject to customary conditions; provided, further, the Company will act as the borrower representative in accordance with the ABL Credit Documentation (in such capacity, the “Borrower Representative”).

Guarantors:

All obligations of the Borrower (the “Borrower Obligations”) under the ABL Facility and, at the option of the Borrower Representative, any swap obligation (other than swap obligations designated as secured obligations under the First Lien Term Facility and Excluded Swap Obligations) and cash management obligation owed by the Borrower or any of its restricted subsidiaries to (x) any ABL Lead Arranger, the ABL Administrative Agent, any ABL Lender or any affiliate of any of the foregoing persons (in each case as of the Closing Date or as of the time of entering into the related swap or cash management arrangement) or (y) solely in the case of cash management obligations expressly designated in writing by the Borrower as “Secured Obligations”, other third party cash management providers that are providing cash management services to the Borrower, the Company or their respective subsidiaries as of the Closing Date so long as such third party cash management providers agree to provide to ABL Administrative Agent a customary letter agreement agreeing to the applicable terms of the ABL Facility will be unconditionally guaranteed jointly and severally by the same parties that guarantee the Borrower’s obligations under the First Lien Term Facility (collectively, the “Guarantors” and, together with the Borrower, collectively, the “Loan Parties” and each a “Loan Party”).

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraphs shall be, as of the Closing Date, subject to the limitations set forth in the Commitment Letter, including the Certain Funds Provisions.

All the above-described guarantees shall be created on terms, and pursuant to documentation, consistent with the ABL Documentation Principles (as defined below) or otherwise reasonably satisfactory to the ABL Administrative Agent and the Borrower.

ABL Administrative Agent:

Bank of America, N.A. will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “ABL Administrative Agent” and together with the First Lien Administrative Agent and the Second Lien Administrative Agent, the “Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) (excluding any Disqualified Institutions) (the “ABL Lenders” and together with the First Lien Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

ABL Lead Arranger:	Bank of America, N.A., and any other “ABL Lead Arranger” appointed pursuant to the Commitment Letter (collectively in such capacity, the “ABL Lead Arrangers” and, each an “ABL Lead Arranger”).

2.             ABL FACILITY

Type and Amount:

A $150 million asset-based revolving facility made available to the Borrowers (the “ABL Facility”, and the loans thereunder, the “ABL Loans”; the commitments thereunder, the “ABL Commitments”).  The ABL Facility will be available in U.S. Dollars and other currencies to be mutually agreed.

Availability and Maturity:	The final maturity date of the ABL Facility shall be five (5) years from the Closing Date (the “ABL Maturity Date”).

Subject to Availability (as defined below), ABL Loans may be borrowed, repaid and reborrowed on and after the Closing Date (without premium or penalty) and prior to the ABL Maturity Date in accordance with the terms of the ABL Credit Documentation referred to below.

Borrowing availability will be equal to (x) the lesser of (a) the aggregate amount of the ABL Commitments and (b) the Borrowing Base (as defined below) (such lesser amount, the “Maximum Borrowing Amount”) minus (y) the sum of the aggregate outstanding amount of ABL Loans, Swingline Loans (as defined below), unreimbursed drawings under Letters of Credit (as defined below) and, the undrawn amount of outstanding Letters of Credit (collectively, the “ABL Exposure”).  “Availability” means as of any date of determination (i) the aggregate Maximum Borrowing Amount minus (ii) the aggregate ABL Exposure.

ABL Loans, Letters of Credit and Swingline Loans will be available on and after the Closing Date and prior to the ABL Maturity Date as specified below under the headings “Use of Proceeds”, “Letters of Credit” and “Swingline Loans”, respectively, in minimum principal amounts to be mutually agreed.

Borrowing Base:	The “Borrowing Base” at any time shall equal the sum of, in each case, as set forth in the most recently delivered Borrowing Base Certificate (as defined below):

(a)           the lesser of 85% of the NOLV (as defined below) of eligible inventory of the Loan Parties and 75% of the cost of eligible inventory of the Loan Parties (in each case (i) including in-transit eligible inventory up to a percentage of the Borrowing Base to be mutually agreed, subject to customary conditions in accordance with the ABL Documentation Principles and (ii) excluding consigned and slow-moving inventory); provided that inventory availability from this clause (a) shall not account for more than a percentage to be agreed of the Borrowing Base, plus

(b)           85% of net eligible accounts receivable (including Medicare, Medicaid and private insurance accounts receivable, but excluding self-pay accounts receivable) of the Loan Parties (with net eligible accounts receivable to include (to the extent not otherwise excluded) (i) accounts receivable that remain unpaid until 120 days after the original invoice date and (ii) unbilled accounts receivable for which the last date of service (or a number of days to be mutually agreed prior to the applicable date of determination) that generated such account receivable did not occur more than 30 days prior to the applicable date of determination); provided that (x) Medicare and Medicaid accounts receivable for which the Borrower has not complied with the Federal Assignment of Claims Act with respect thereto shall not account for more than 35% of the Borrowing Base and (y) availability from unbilled accounts receivable shall not account for more than a percentage to be agreed of the Borrowing Base, plus

(c) 100% of the eligible cash of the Loan Parties, minus

(d) such reserves as the ABL Administrative Agent may establish in its Permitted Discretion (as described below).

The definitions of eligible inventory, eligible accounts receivable, eligible cash, unrestricted cash, reserves and each other component or defined term utilized in the calculation of the Borrowing Base will be defined in a manner consistent with this Term Sheet and otherwise consistent with the ABL Documentation Principles; provided the definition of eligible cash shall include (x) cash of the Loan Parties held in deposit accounts maintained with the ABL Administrative Agent or its affiliates that is subject to a control agreement and (y) cash of the Loan Parties held in deposit accounts maintained with the ABL Administrative Agent or its affiliates that qualifies for the de minimis exception in the definition of Excluded Accounts if any such deposit account is subject to a control agreement.

Notwithstanding anything to the contrary herein, in no event shall any property of the Company or its subsidiaries who are subsidiaries of the Company prior to the Closing Date (collectively, the “Beta Entities”) be included in the Borrowing Base unless and until the Specified Post-Closing Undertaking (as defined below) has been satisfied, at which point the inclusion of such property in the Borrowing Base shall be subject to receipt by the ABL Administrative Agent of a Collateral Audit with respect to such property and to the other applicable terms and conditions of the ABL Credit Documentation; provided that nothing in this paragraph shall affect the Temporary Borrowing Base Amount (as defined below).

The Borrower Representative will use commercially reasonable efforts to deliver a field examination and inventory appraisal (a “Collateral Audit”) prior to the Closing Date for the Borrowing Base; provided, that in the event that such Collateral Audit cannot be completed and delivered on or before the Closing Date, for purposes of the Borrowing Base Certificate (as defined below) to be delivered on or prior to the Closing Date and for each subsequent Borrowing Base Certificate that is required to be delivered after the Closing Date and on or prior to the date that is ninety (90) days after the Closing Date (or such later date as may be agreed to by the ABL Administrative Agent), with respect to the Company and its subsidiaries, the Borrowing Base shall be equal to (A) $125 million (the “Temporary Borrowing Base Amount”) and  (B) on or after the date that is ninety-one (91) days after the Closing Date (or such later date as may be agreed to by the ABL Administrative Agent), the Borrowing Base shall equal $0 until the Collateral Audit has been delivered; provided further, that there shall be no default or event of default solely as a result of a failure to complete and deliver the Collateral Audit within the applicable time period.  For the avoidance of doubt, the completion of the Collateral Audit for the Company shall not be a condition to the availability of the ABL Facility on the Closing Date.

“Permitted Discretion” means reasonable (from the perspective of a secured asset-based lender) credit judgment exercised in good faith in accordance with customary business practices of the ABL Administrative Agent for comparable asset-based lending transactions.

“NOLV” means the net appraised recovery value of inventory as set forth in each Borrower’s stock ledger and each Guarantor’s stock ledgers (expressed as a percentage of the cost of such inventory), as applicable, as reasonably determined from time to time by reference to the most recent appraisal received by the ABL Administrative Agent conducted by an independent appraiser reasonably satisfactory to the ABL Administrative Agent.

Prior to the completion of the applicable Collateral Audit, the portion of the Borrowing Base that is attributable to the assets of the target in any permitted acquisition or other similar investment will (solely to the extent such assets contribute an amount in excess of 10% of the total Borrowing Base without giving effect to inclusion of any such acquired assets) be limited to the lesser of (1) 20% of the total Borrowing Base (after giving effect to inclusion of any such acquired assets) and (2) on or prior to the date of closing of such permitted acquisition (the “Acquisition Date”) and (i) for each subsequent Borrowing Base Certificate that is required to be delivered after the Acquisition Date and prior to the date that is ninety (90) days after the Acquisition Date, such Borrowing Base shall include the sum of (x) 70% of the eligible accounts receivable of the target entities and (y) 70% of the estimated NOLV (determined in a manner consistent with the most recent inventory appraisal provided to the ABL Administrative Agent) of eligible inventory of the target entities, (ii) thereafter through the date that is 180 days after the Acquisition Date (or such later date as may be agreed to by the ABL Administrative Agent as provided above), such Borrowing Base shall include the sum of (x) 55% of the net book value of eligible accounts receivable of the target entities and (y) 55% of the estimated NOLV of eligible inventory of the target entities and (iii) thereafter, the Borrowing Base shall not include such assets until the applicable Collateral Audit shall have been delivered; provided, for the avoidance of doubt, prior to the Acquisition Date, no amount shall be included in the Borrowing Base pursuant to this paragraph for purposes of determining the Maximum Borrowing Amount that may actually be borrowed at such time.

The Borrowing Base shall be computed on a monthly basis (or more frequently in the Borrower Representative’s sole discretion so long as such increased frequency is maintained for the 60-day period following such election) pursuant to a monthly borrowing base certificate (a “Borrowing Base Certificate”) to be delivered by the

Borrower Representative to the ABL Administrative Agent not later than the date that is twenty (20) days after the end of each fiscal month; provided, however, that the Borrowing Base may be required to be computed more frequently (but not more frequently than weekly, with the applicable Borrowing Base Certificate to be delivered within three (3) business days after the end of each week) as reasonably determined by the ABL Administrative Agent during a Liquidity Event Period (as defined below).

A “Liquidity Event” shall occur when a Specified Default (as defined below) has occurred or Specified Availability (as defined below) is less than the greater of (a) 10% of the aggregate Maximum Borrowing Amount (calculated on an aggregate basis) and (b) $10 million for a period of five (5) consecutive business days.  A “Liquidity Event Period” shall commence after the occurrence of a Liquidity Event and shall continue until the date that no Specified Default shall have existed and Specified Availability shall have been not less than the greater of (a) 10% of the aggregate Maximum Borrowing Amount (calculated on an aggregate basis) and (b) $10 million at any time during the preceding twenty (20) consecutive calendar days; provided that a Liquidity Event Period shall only begin upon the written request of the ABL Administrative Agent, which request may be made in its discretion or at the discretion of the Required ABL Lenders (as defined below) after the occurrence of a Liquidity Event.

“Specified Availability” shall mean at any time the sum of (i) without duplication, Availability plus (ii) the amount (if any, and not to be less than zero) by which (1) the Borrowing Base exceeds (2) the ABL Commitments, in each case at such time; provided that the amount attributable to clause (ii) of this definition shall not exceed 2.5% of the aggregate ABL Commitment.

“Specified Default” shall mean any payment or bankruptcy or insolvency event of default, any event of default arising from failure to comply with Borrowing Base requirements (i.e., failure to deliver a Borrowing Base Certificate or a material breach of a representation and warranty therein), event of default for failure to comply with cash management provisions or event of default for failure to comply with the Fixed Charge Coverage Ratio (as defined below) to the extent then in effect.

The establishment or increase of any reserve against the Borrowing Base shall be limited to such reserves against the Borrowing Base as the ABL Administrative Agent from time to time determines in its Permitted Discretion as being necessary (i) to reflect items that could reasonably be expected to adversely affect the value or collectability of the eligible inventory and eligible accounts receivable or (ii) to reflect items that could reasonably be expected to adversely affect the enforceability or priority of the ABL Administrative Agent’s liens on the applicable ABL Priority Collateral (as defined below) (including a customary rent reserve (subject to the below restrictions) in the absence of landlord waivers in jurisdictions where such Collateral is located, to the extent such location is in a landlord lien priming jurisdiction); provided that no reserves may be taken after the Closing Date (or, if later, the date on which the initial Collateral Audit has been delivered to the ABL Administrative Agent) based on circumstances, conditions, events or contingencies known to the ABL Administrative Agent as of such applicable date and for which no reserves were imposed on such applicable date and no reserves taken on such applicable date may be increased, unless, in each case, such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since such applicable date; provided, further, that (i) notwithstanding the foregoing, the ABL Administrative Agent shall only be permitted to impose rent reserves equal to two (2) months’ rent (but not to exceed the amount of eligible inventory at such location) if the Borrower Representative does not deliver to the ABL Administrative Agent a reasonably satisfactory landlord lien waiver for any location for which, pursuant to the ABL Credit Documentation, a landlord lien waiver is required to so be delivered (which shall be subject to minimum dollar thresholds for eligible inventory to be mutually agreed) or that is located in a “Landlord Lien State” (for the purposes hereof, “Landlord Lien State” means any jurisdiction in which a landlord’s claim for rent has priority by operation of applicable law over the lien of the ABL Administrative Agent in any of the Collateral); (ii) reserves in respect of cash management obligations shall require the consent of the Borrower Representative; (iii) reserves in respect of hedging obligations secured by the Collateral shall require the consent of the Borrower Representative; (iv) notwithstanding anything to the contrary herein, the amount of any such reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such change; (v) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates); and (vi) no reserves shall be imposed on the first 5% of aggregate dilution of accounts receivable and thereafter no dilution reserve shall exceed 1% for each incremental whole percentage in aggregate dilution over 5%.

After the Closing Date (or, if later, the date on which the initial Collateral Audit has been delivered to the ABL Administrative Agent), the ABL Administrative Agent reserves the right to establish or modify reserves against the Borrowing Base, acting in its

Permitted Discretion, upon at least five (5) business days’ prior written notice to the Borrower Representative (which notice shall include a reasonably detailed description of such reserve being established or modified and the basis for such reserve or modification).

During such five (5) business day period, the ABL Administrative Agent shall, if requested, discuss any such reserve or change with the Borrower Representative and the Borrower Representative may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the ABL Administrative Agent; provided that during such five (5) business day period, borrowings that would cause ABL Exposure to exceed the aggregate Maximum Borrowing Amount upon imposition of such reserve shall not be permitted.

Use of Proceeds:

The proceeds of the ABL Loans will be used (a) on the Closing Date, (i) in an aggregate amount not to exceed $20 million to finance a portion of the Transaction (including the payment of the Transactions Costs), (ii) for working capital purposes, (iii) to replace, backstop or cash collateralize existing letters of credit, (iv) to fund upfront fees in respect of the ABL Facility, and/or (v) to the extent required to account for any original issue discount and/or upfront fees pursuant to the Flex Provisions of the Fee Letter with respect to the Senior Credit Facilities; and (b) after the Closing Date, to finance the working capital needs of the Loan Parties and their subsidiaries and for general corporate purposes of the Loan Parties and their subsidiaries (including for capital expenditures, acquisitions, investments, restricted payments and any other transaction not prohibited by the ABL Credit Documentation).

Letters of Credit:

A portion to be mutually determined of the ABL Facility (but, in no event, less than $30 million) shall be available for the issuance of stand-by and trade letters of credit (the “Letters of Credit”) by the ABL Administrative Agent and/or any other ABL Lender reasonably satisfactory to the Borrower Representative and the ABL Administrative Agent (in such capacity, the “Issuing Lender”).  No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender (or 180 days in the case of trade Letters of Credit) and (b) three (3) business days prior to the ABL Maturity Date (unless cash collateralized or backstopped on terms reasonably acceptable to the Issuing Lender and the ABL Administrative Agent); provided that, any standby Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above, unless cash collateralized or backstopped on terms reasonably acceptable to the Issuing Lender and the ABL Administrative Agent).  Letters of Credit shall be issued in U.S. Dollars and other freely transferable currencies to be mutually agreed from time to time by the Borrower, the ABL Administrative Agent and the Issuing Lender.

Drawings under any Letter of Credit shall be reimbursed by the applicable Borrower (whether with its own funds or with the proceeds of ABL Loans) within one (1) business day after written notice of such drawing is received by the Borrower Representative from the Issuing Lender; provided that, such written notice is given to the Borrower Representative at least two (2) hours prior to the deadline for requesting ABL Loans, otherwise within two (2) business days after written notice of such drawing is received by the Borrower Representative from the Issuing Lender.  To the extent that the applicable Borrower does not so reimburse the Issuing Lender, the ABL Lenders under the ABL Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis (which, subject to the satisfaction (or waiver) of conditions (b) and (c) under “On-Going Conditions after the Closing Date” but without regard to any required borrowing amounts, shall be deemed to be ABL Loans under the ABL Facility which shall initially be ABR Loans and such ABL Loans shall discharge any obligations of such Borrower in respect of such reimbursement).

Letters of Credit may be issued on the Closing Date to replace or provide credit support for any existing letters of credit (including, if applicable, by “grandfathering” such existing letters of credit into the ABL Facility to the extent originally issued by a person that is an ABL Lender on the Closing Date).

If any ABL Lender becomes a “Defaulting Lender”, then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting ABL Lenders pro rata in accordance with their ABL Commitments up to an amount such that the ABL Exposure of such non-defaulting ABL Lender does not exceed its ABL Commitment.  In the event that such reallocation does not fully cover the Letter of Credit exposure of such Defaulting Lender under the ABL Facility, the Issuing Lender may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit under the ABL Facility and will have no obligation to issue new Letters of Credit, or to extend or renew existing Letters of Credit to the extent Letter of Credit exposure would exceed the ABL Commitments of the non-defaulting ABL Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Lender’s reasonable satisfaction.

Swingline Loans:

A portion to be mutually determined of the ABL Facility (but, in no event, less than $20 million) shall be available for swingline loans (the “Swingline Loans”) from the ABL Administrative Agent (in such capacity, the “Swingline Lender”) on same-day notice in U.S. Dollars.  Any Swingline Loans will reduce availability under the ABL Facility on a dollar-for-dollar basis.  Each ABL Lender under the ABL Facility shall be irrevocably and unconditionally required to purchase a participation in each Swingline Loan on a pro rata basis.

If any ABL Lender becomes a Defaulting Lender, then the Swingline Loan exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting ABL Lenders in the ABL Facility pro rata in accordance with their ABL Commitment up to an amount such that the ABL Exposure of such non-defaulting ABL Lender does not exceed its ABL Commitment.  In the event that such reallocation does not fully cover the Swingline Loan exposure of such Defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure and will have no obligation to make new Swingline Loans under the ABL Facility to the extent Swingline Loan exposure under the ABL Facility would exceed the ABL Commitments of the non-defaulting ABL Lenders under the ABL Facility, unless such “uncovered” exposure is either cash collateralized to the Swingline Lender’s reasonable satisfaction or the Borrower obtains a backstop letter of credit from an issuer reasonably satisfactory to the Swingline Lender to support such Defaulting Lender’s pro rata share of outstanding Swingline Loans.

Incremental Facility:

The Borrower Representative will have the right, from time to time to increase commitments under the ABL Facility (any such increase, an “Incremental Facility”) in an aggregate principal amount not to exceed $50 million (the “Incremental Amount”); provided, that, at the time of the increase or addition thereof (i) no Specified Default shall have occurred and be continuing or, in the case of a permitted acquisition or permitted investment (including a Limited Condition Transaction), no payment or bankruptcy Event of Default shall have occurred and be continuing as of the date of the definitive acquisition agreements for such permitted acquisition or permitted investment entered into, (ii) any Incremental Facility will rank pari passu in right of payment and in priority of security interest with the ABL Facility subject to such increase, (iii) the final maturity of any Incremental Facility shall be no earlier than (but may be later than) the existing final maturity of the ABL Facility subject to such increase and (iv) any Incremental Facility shall be on the same terms and pursuant to documentation applicable to the ABL Facility subject to such increase, except with respect to maturity (as set forth above), and structuring, commitment, upfront and arranger fees or other similar fees that may be agreed to among the Borrower Representative and the lenders providing such additional commitments.  Borrowings and prepayments shall be made on a ratable basis among the initial ABL Facility and any Incremental Facilities.

The Borrower Representative may, but shall not be obligated to, seek commitments in respect of any Incremental Facility from existing ABL Lenders.  No existing ABL Lender will be required to participate in any such Incremental Facility without its consent.  The lenders providing any Incremental Facility shall be reasonably satisfactory to the ABL Administrative Agent and, the Issuing Lender and the Swingline Lender, in each case to the extent required under “Assignments and Participations” below.

The use of proceeds of the Incremental Facility will be as agreed by the Borrower Representative and the lenders providing such Incremental Facility.

3.             CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I attached hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:

ABL Loans may be prepaid and ABL Commitments may be reduced, in whole or in part without premium or penalty (subject to reimbursement of the applicable ABL Lenders’ actual redeployment costs (but not lost profits) in the case of a prepayment of Eurodollar Loans (as defined below) prior to the last day of the relevant interest period), in minimum amounts to be mutually agreed.  Optional prepayments shall be applied:  first, to accrued interest on the amount of ABL Loans prepaid, and second, to the outstanding principal amount of any class of ABL Loans as directed by the Borrower

Representative.  Optional commitment reductions of any Commitments shall be applied as directed by the Borrower Representative, including to any class of extending or existing Commitments (including any Commitments under Incremental Facilities and extended ABL Facilities) ratably among the ABL Lenders in the class selected.

Mandatory Prepayments:

If at any time the ABL Exposure under the ABL Facility exceeds the aggregate Maximum Borrowing Amount, prepayments of ABL Loans and/or Swingline Loans (and/or cash collateralization of Letters of Credit) shall be required to be made in respect of ABL Loans within one (1) business day after the applicable Borrower receives written notice of such excess from the ABL Administrative Agent in an amount equal to such excess.  The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of ABL Commitments and amounts prepaid may be reborrowed, subject to borrowing availability under the ABL Facility.

The ABL Credit Documentation shall contain customary provisions for replacing or terminating the commitments of any Defaulting Lender (to be defined in the ABL Credit Documentation in a manner consistent with the ABL Documentation Principles).

4.             COLLATERAL

Collateral:

Subject to the Certain Funds Provision and the provisions of the immediately following paragraph and consistent with the ABL Documentation Principles, the obligations of the Loan Parties in respect of (i) the ABL Facility and any Incremental Facility and (ii) at the option of the Borrower Representative, any swap obligation (other than swap obligations designated as secured obligations under the First Lien Term Facility and Excluded Swap Obligations) and cash management obligation owed by the Borrower or any of its restricted subsidiaries to (x) any ABL Lead Arranger, the ABL Administrative Agent, any ABL Lender or any affiliate of any of the foregoing persons (in each case as of the Closing Date or as of the time of entering into the related swap or cash management arrangement) or (y) solely in the case of cash management obligations expressly designated in writing by the Borrower as “Secured Obligations”, other third party cash management providers that are providing cash management services to the Borrower, the Company or their respective subsidiaries as of the Closing Date so long as such third party cash management providers agree to provide to ABL Administrative Agent a customary letter agreement agreeing to the applicable terms of the ABL Facility (provided that any such cash management obligations described in this clause (y) shall be on a

“last out” basis with respect to the application of Collateral proceeds) shall be secured by the following: (a) a perfected first-priority (subject to permitted liens and other exceptions consistent with the ABL Documentation Principles and excluding any Excluded Assets) security interest in the ABL Priority Collateral and (b) a perfected third-priority security interest in the Term Loan Priority Collateral (subject to permitted liens and other exceptions consistent with the ABL Documentation Principles and excluding any Excluded Assets).  Notwithstanding anything to the contrary herein, in no event shall the ABL Facility be secured by (i) any real property or (ii) any Term Loan Priority Collateral that the First Lien Administrative Agent under the First Lien Term Facility has elected to forego perfection in pursuant to its discretionary powers described in the First Lien Term Facility.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the ABL Documentation Principles and subject to exceptions permitted under the ABL Credit Documentation (it being agreed that (a) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property); (b) perfection through control agreements or perfection by “control” shall not be required with respect to any Collateral (including deposit accounts and other bank or securities accounts, etc. but other than entry into deposit account control agreements pursuant to “Cash Dominion” below and in respect of certain debt owing to the Loan Parties and certificated equity interests of the Borrower and material wholly-owned restricted subsidiaries otherwise required to be pledged; (c) there shall be no requirement to comply with the Federal Assignment of Claims Act or any similar statute; (d) perfection by possession of immaterial notes and other evidence of immaterial indebtedness shall not be required; and (e) the ABL Administrative Agent shall not be authorized to enter into any source code escrow arrangement or register any intellectual property.  Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Certain Funds Provisions.

Intercreditor Agreements:	The ABL/Term Intercreditor Agreement.

Cash Dominion:

Within 90 days after the Closing Date, unless otherwise agreed to by the ABL Administrative Agent in its sole discretion, the Loan Parties will implement cash management procedures, to be mutually agreed and otherwise consistent with the ABL Documentation Principles, including (but not be limited to) entering into customary deposit account control agreements which will provide for the ABL Administrative Agent to have control as defined in the UCC (subject to the limitations set forth below on directing application of funds prior to a Liquidity Event Period) of certain deposit accounts (other than payroll accounts, employee benefit accounts, withholding tax and other fiduciary accounts, a segregated account to be set up to hold Preferred Redemption Cash, escrow accounts in respect of arrangements with non-affiliated third parties, workers’ compensation accounts, customs accounts, trust and tax withholding accounts that are funded by the Loan Parties in the ordinary course of business or as required by any requirement of law and, in each case, used solely for such purposes, certain cash collateral accounts subject to liens expressly permitted under the ABL Credit Documentation, zero balance accounts, petty cash accounts that contain an average daily balance of less than $5,000,000 for any one account (with an aggregate cap for all such accounts of $10,000,000) and accounts held by non-Loan Parties and other exceptions consistent with the ABL Documentation Principles) (collectively, the “Excluded Accounts”); provided that (i) Excluded Accounts shall not include any deposit account that is used for the deposit or remittance of collections of accounts receivables that constitute eligible accounts receivables and that are included in the Borrowing Base (for the avoidance of doubt, the immediately preceding proviso shall not apply to any deposit account that is used for the deposit or remittance of collections of account receivables which constitute Excluded Assets), (ii) the Loan Parties will cause or direct all cash (subject to (x) exceptions described above and other exceptions to be mutually agreed between the Borrower Representative and the ABL Administrative Agent and (y) a customary “double lockbox” structure for proceeds of Medicare and Medicaid accounts receivable, with such proceeds being subject to the provisions of this clause (ii) following their initial deposit into an account over which the ABL Administrative Agent does not have control) to be transferred daily to, or otherwise maintained in, accounts subject to an account control agreement, and during a Liquidity Event Period the ABL Administrative Agent may require that all such cash be swept on a daily basis to an account of the ABL Administrative Agent maintained at a financial institution to be determined to be applied by the ABL Administrative Agent to repay or cash collateralize outstanding ABL Exposure.  The ABL Administrative Agent shall be obligated to release cash control upon the termination of the Liquidity Event Period and (iii) until the

Specified Post-Closing Undertaking is satisfied, control agreements with respect to deposit accounts of any Beta Entity shall not be required.

5.             CERTAIN CONDITIONS

Initial Conditions:	Subject to the Certain Funds Provision, the availability of the ABL Loans on the Closing Date will be subject only to the Exclusive Funding Conditions.

On-Going Conditions after the Closing Date:

After the Closing Date, the making of each ABL Loan or the issuance of a Letter of Credit (except in connection with certain incurrences, including under any Incremental Facility) shall be conditioned solely upon (a) delivery of a notice of borrowing or credit extension, (b) the accuracy in all material respects of all representations and warranties in the ABL Credit Documentation (although any representation or warranty which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), (c) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit and (d) availability under the Maximum Borrowing Amount.

6.             DOCUMENTATION

ABL Credit Documentation:

The definitive documentation for the ABL Facility (the “ABL Credit Documentation” and, collectively with the First Lien Credit Documentation, the “Credit Documentation”) shall be based on the First Lien Credit Documentation and, with respect to asset-based lending provisions and loan and letter of credit mechanics only, that certain ABL Credit Agreement, dated as of October 1, 2018, among Specialty Building Products Holdings, LLC, as parent borrower, Bank of America, N.A., as administrative and collateral agent and the other parties thereto (as amended prior to the date hereof, the “Specified ABL Precedent”, and adjusted pursuant to terms below, the “ABL Documentation Principles”) and take into account (a) the terms set forth in this Commitment Letter, (b) any additional flexibility provided in any transactions involving affiliates of the Sponsor that is reasonably acceptable to the Borrower and the Commitment Parties, (c) differences related to the Loan Parties, their subsidiaries and their businesses (including (i) as to operational and strategic requirements of the Loan Parties and their subsidiaries (in light of their industries, businesses and business practices, locations, operations, financial accounting and projections), (ii) the industry and practices of the Loan Parties and their subsidiaries and (iii) the nature of the accounts receivable and inventory that are eligible for inclusion in the Borrowing Base, the eligibility criteria with respect to which shall be customary for ABL facilities to borrowers in the healthcare industry), (d) changes in law or accounting standards or to cure mistakes or defects, (e) the Sponsor Model, and (f) any changes in the operational and agency requirements of the Administrative Agent and in any event will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative, negative and financial covenants and events of default expressly set forth in this Term Sheet, in each case applicable to the Borrower and its restricted subsidiaries, in each case, with materiality thresholds, qualifications, exceptions, “baskets” and grace and cure periods to be mutually agreed, and consistent with this Term Sheet and the Documentation Principles.  The ABL Credit Documentation will contain customary Loan Syndications & Trading Association EU Bail-in provisions, customary LSTA provisions regarding ERISA which are solely applicable to the Lenders and customary provisions regarding the division of a limited liability company.   The definitive terms will be negotiated in good faith to finalize the ABL Credit Documentation, giving effect to the Certain Funds Provision and the Documentation Principles, as promptly as reasonably practicable.  The ABL Documentation Principles, collectively with the First Lien Documentation Principles and the Second Lien Documentation Principles are collectively referred to herein as the “Documentation Principles”.

Representations and Warranties:

Consistent with the ABL Documentation Principles, limited to the representations and warranties set forth in the section titled “Representations and Warranties” on Exhibit B and substantially identical to such representations and warranties included in the First Lien Credit Documentation; provided that the ABL Credit Documentation will also include the representations in Sections 3.22 and 3.23 of the Specified ABL Precedent.

Limited Condition Transaction:

The Limited Condition Transaction provisions shall be the same as those contained in the First Lien Credit Documentation except as modified to reflect that (i) on the relevant LCT Test Date, the Payment Conditions shall be required to be satisfied and (ii) on the closing date of the Limited Condition Transaction, sufficient Availability exists for purposes of the incurrence of any extension of credit under the ABL Facility in connection with such Limited Condition Transaction (if ABL Loans are to be made or Letters of Credit are to be issued) on such date.

Affirmative Covenants:

Consistent with the ABL Documentation Principles, limited to the affirmative covenants set forth in the section titled “Affirmative Covenants” on Exhibit B and substantially identical to such affirmative covenants in the First Lien Credit Documentation;

provided that, in addition, the Borrowers shall be required to (a) deliver (x) Borrowing Base Certificates pursuant to “Borrowing Base” above and (y) a quarterly compliance certificate in a manner consistent with the ABL Documentation Principles, (b) maintain cash management as required under “Cash Dominion” above, and (c) permit annual third-party Collateral Audits with respect to the ABL Priority Collateral consistent with the ABL Documentation Principles (provided that the applicable trigger for additional Collateral Audits shall be changed to the greater of (i) 15% of the Maximum Borrowing Amount and (ii) $15 million), in each case in a manner consistent with the ABL Documentation Principles.

On or prior to the date that is six months after the Closing Date (or such later date as agreed to by the ABL Administrative Agent in its Permitted Discretion), the Borrower shall either (i) cause to be terminated those financing statements with respect to the Beta Entities agreed by the Borrower and the ABL Lead Arranger on or prior to the date hereof as being subject to the obligations in this paragraph and which name any Beta Entity as a “debtor” and any vendor or similar contractual counterparty of any Beta Entity as a “secured party” (the “Specified Beta Vendor Financing Statements”) and terminate (or amend to remove any lien grant) any prime vendor agreement or other similar agreement between any one or more Beta Entities and any vendor or similar contractual counterparty thereof the obligations under which are secured by any collateral described in any Specified Beta Vendor Financing Statement (each such agreement, a “Specified Beta Vendor Agreement” and such obligations, the “Specified Beta Vendor Obligations”) or (ii) cause the liens securing the Specified Beta Vendor Obligations to be subordinated to the liens securing the Borrower Obligations pursuant to one or more intercreditor agreements in form and substance satisfactory to the ABL Administrative Agent in its permitted discretion (the undertaking in this paragraph, the “Specified Post-Closing Undertaking”).  The Specified Post-Closing Undertaking shall be satisfied if (A) (x) the aggregate amount of the Specified Beta Vendor Obligations owed to any vendor does not exceed an amount to be mutually agreed at any time outstanding and (y) the total value of all assets of the applicable Beta Entities subject to such liens does not exceed an amount to be mutually agreed at any time outstanding and (B) the Borrower uses commercially reasonable efforts to cause such liens to be terminated or subordinated to the liens securing the Borrower Obligations pursuant to one or more intercreditor agreements in form and substance satisfactory to the ABL Administrative Agent in its permitted discretion; provided that, while the assets of the applicable Beta Entities shall be eligible for inclusion in the Borrowing Base (subject to the customary eligibility criteria other than those relating to the existence of liens securing the Specified Beta Vendor Obligations), there shall be a reserve equal to the amount of the obligations owed to the relevant vendor  deducted from the Maximum Borrowing Amount.

Financial Covenant:

None, as long as (a) Specified Availability is not less than the greater of (i) 10% of the aggregate Maximum Borrowing Amount (calculated on an aggregate basis) and (ii) $10 million (the “Availability Trigger”).  If Specified Availability falls below such threshold, then the Borrower Representative shall be required to comply on a quarterly basis with a minimum Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for the most recent period of four consecutive fiscal quarters for which financial statements are available (the “Financial Covenant”) and shall continue until the date that Specified Availability shall have been not less than the greater of (a) 10% of the aggregate Maximum Borrowing Amount (calculated on an aggregate basis) and (b) $10 million at any time during the preceding twenty (20) consecutive calendar days.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA  minus taxes paid in cash minus capital expenditures paid in cash (other than to the extent financed with proceeds of asset sales, indebtedness (other than indebtedness under the ABL Facility) or non-disqualified equity and subject to other exceptions consistent with the ABL Documentation Principles) to (b) Fixed Charges (as defined below), in each case for the most recently ended four fiscal quarter period for which financial statements are available.

“Fixed Charges” means the sum of (a) consolidated interest expense paid or payable currently in cash, but in any event to (i) exclude to the extent not added back to Consolidated EBITDA as interest expense (A) fees and expenses associated with the Transactions and any annual agency fees, (B) costs associated with obtaining or breakage costs in respect of swap agreements, (C) fees and expenses associated with any asset sales, acquisitions, investments, equity issuances or debt issuances (in each case, whether or not consummated) and (D) amortization of deferred financing costs and (ii) be net of interest income, (b) scheduled principal amortization payments of long-term debt for borrowed money (including principal payments in respect of capital leases to the extent allocated to principal, but excluding payments in respect of intercompany debt and earnouts), and (c) solely for the purpose of calculating the Fixed Charge Coverage Ratio for additional restricted payments and dividends made in reliance on the Payment Conditions (as defined below), any such restricted payments and dividends made in cash.

Any cash equity contribution (which shall be common equity or other equity not constituting “disqualified stock” on terms reasonably acceptable to the ABL Administrative Agent) made to the Borrower Representative (or any direct or indirect parent thereof and then contributed to the Borrower Representative) on or prior to the day that is fifteen (15) calendar days after the day on which a compliance certificate is required to be delivered for such fiscal quarter (or, if later, fifteen (15) calendar days after the day on which the Availability Trigger occurs) (the “Cure Period”) will, at the request of the Borrower Representative, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that, (a) no more than two Specified Equity Contributions may be made in any consecutive four fiscal quarter period, (b) no more than five Specified Equity Contributions may be made during the term of the ABL Facility, (c) a Specified Equity Contribution shall not be greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, and (d) Specified Equity Contributions may not be relied on for any purpose other than increasing Consolidated EBITDA for purposes of the Financial Covenant.  Upon the delivery by the Borrower Representative of written notice that it intends to make a Specified Equity Contribution, any resultant event of default or potential event of default shall be deemed retroactively not to have occurred; provided that, the Borrower Representative shall not be permitted to borrow new ABL Loans or Swingline Loans or request new issuances of Letters of Credit unless and until the Specified Equity Contribution is made or all events of default are waived; provided, further, that if the Specified Equity Contribution is not made before the expiration of the Cure Period, such event of default or potential event of default shall be deemed reinstated.  Neither the ABL Administrative Agent nor any ABL Lender shall exercise the right to accelerate the ABL Loans or terminate the ABL Commitments and none of the ABL Administrative Agent, any ABL Lender or any other secured party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy prior to the expiration of the Cure Period solely on the basis of an event of default having occurred and being continuing with respect to the Financial Covenant (except to the extent that the Borrower Representative has confirmed in writing that it does not intend to provide such Specified Equity Contribution).

Negative Covenants:	Consistent with the ABL Documentation Principles, limited to the negative covenants set forth in the section titled “Negative Covenants” on Exhibit B and substantially identical to such negative covenants included in the First Lien Credit Documentation but modified to (i) permit the indebtedness and liens contemplated by the First Lien Term Facility and Second Lien Notes (including incremental facilities, incremental equivalent debt and refinancing debt thereunder as contemplated by Exhibit B and Exhibit B to the Second Lien Commitment Letter) and any extension or refinancing thereof and (ii) reflect the nature of the ABL Facility as asset based loans in a manner consistent with the ABL Documentation Principles; provided, that (i) the baskets allowing unlimited restricted payments, investments and Junior Debt payments subject to compliance with a leverage ratio and the Available Amount basket shall be replaced with baskets subject to the Payment Conditions and Junior Debt shall be defined in the ABL Credit Documentation to also include certain unsecured indebtedness consistent with the Specified ABL Precedent, (ii) in connection with a disposition of Borrowing Base assets in excess of an amount to be mutually agreed (but, which amount in no event shall be less than, $7.5 million), the Borrower shall deliver to the Administrative Agent a pro forma Borrowing Base Certificate, (iii) permitted liens on the ABL Priority Collateral shall be junior to the liens securing the ABL Facility (it being understood and agreed that all indebtedness permitted to be secured by all or a portion of the Term Loan Priority Collateral shall be permitted to be secured on a senior lien basis to the liens over the Term Loan Priority Collateral securing the ABL Facility), (iv) a basket for unsecured, non-amortizing debt with a maturity of at least 91 days later than the ABL Facility if the Payment Conditions are satisfied shall be included and (v) accounts receivable factoring facilities and securitizations shall not be permitted.

In addition, (i) the permission for liens existing on the Closing Date and evidenced by any Specified Beta Vendor Financing Statement shall (A) limit the amount of Specified Beta Vendor Obligations that can be secured by such liens to an amount to be agreed and (B) be subject to the Specified Post-Closing Undertaking and (ii) until the Specified Post-Closing Undertaking has been satisfied, (x) Omega and its subsidiaries shall not transfer any Borrowing Base assets (other than cash) to any Beta Entity in an aggregate amount in excess of $2.5 million in any calendar month (but subject to an overall cap to be agreed) (and as a result of any such transfer, the ABL Agent may institute a reserve in its permitted discretion), and there shall be a prohibition on any merger of Omega or any of its subsidiaries into any Beta Entity (it being understood and agreed that cash may be transferred among the Beta Entities and Omega and its subsidiaries), (y) any inventory of any Beta Entity shall be physically separate from, and not commingled with, any inventory of Omega or any of its subsidiaries and (z) the Borrower shall not permit the remittance of any collections of accounts receivable of any Beta Entity, or the deposit of any proceeds of any inventory of any Beta Entity, into any deposit account that is used for the deposit or remittance of collections of accounts receivables that constitute eligible accounts receivables and that are included in the Borrowing Base.

Notwithstanding the foregoing, so long as (a) no Specified Default exists immediately before or immediately after the action or proposed action and (b) (1) pro forma (for any of the actions to be taken in clauses (i) through (iv) below) Specified Availability as of the date of such transaction and pro forma (for any of the actions to be taken in clauses (i) through (iv) below) Specified Availability for the 20 consecutive day period immediately preceding the date of such transaction, in each case, is equal to or greater than the greater of (A) in the case of clauses (i) and (iv) below, (x) 15% of the aggregate Maximum Borrowing Amount and (y) $15 million, (2) in the case of clause (ii) and (iii) below or the designation of an Unrestricted Subsidiary, (x) 12.5% of the aggregate Maximum Borrowing Amount and (y) $12.5 million, and (3) pro forma (for any of the actions to be taken in clauses (i) through (iv) below) the Fixed Charge Coverage Ratio is at least 1.00 to 1.00 or (2) pro forma (for any of the actions to be taken in clauses (i) through (iv) below) Specified Availability (as of the date of such transaction and pro forma (for any of the actions to be taken in clauses (i), through (iv) below) Specified Availability for the 20 calendar days preceding the date of such transaction) is equal to or greater than the greater of (I) in the case of clauses (i) and (iv) below, (x) 20.0% of the aggregate Maximum Borrowing Amount and (y) $20 million, and (II) in the case of clauses (ii) and (iii) below or the designation of an Unrestricted Subsidiary (x) 17.5% of the aggregate Maximum Borrowing Amount and (y) $17.5 million, the ABL Credit Documentation will, among other exceptions permit (i) dividends and other restricted payments in respect of capital stock, (ii) acquisitions and other investments, (iii) the incurrence of unsecured, non-amortizing indebtedness maturing not earlier than 91 days later than the ABL Facility and (iv) the voluntary or optional repurchase, redemption, defeasance or prepayment of all or a portion of Junior Debt (for the avoidance of doubt there will be no restrictions on prepaying First Lien Term Loans, Second Lien Notes and other senior debt except as set forth above) (the “Payment Conditions”).

Unless a Specified Default under the ABL Facility has occurred and is continuing or would result therefrom, the Borrower and its restricted subsidiaries may make acquisitions (each, a “Permitted Acquisition”), subject solely to the following terms and conditions: (i) after giving effect thereto, the Borrower and its restricted subsidiaries are in compliance with the permitted lines of business covenant, (ii) pro forma compliance with the Payment Conditions and (iii) if the

Borrower or any of its restricted subsidiaries acquires the majority of the equity interests of any person in connection with such acquisition such person will, subject to the right of the Borrower to designate an unrestricted subsidiary and (subject to a cap on amounts invested by Loan Parties in entities that do not become (or assets that do not become owned by) Loan Parties) become a Loan Party.

Unrestricted Subsidiaries:

The ABL Credit Documentation will contain provisions pursuant to which, subject to the investments covenant in the ABL Credit Documentation, and, so long as (x) no Specified Default exists or would result therefrom and (y) the Payment Conditions for an investment are satisfied on a pro forma basis or the investment resulting from such designation is otherwise permitted, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that in no event shall any unrestricted subsidiary acquire any material intellectual property from the Borrower or any restricted subsidiary. Unrestricted subsidiaries will not be subject to the mandatory prepayments, representations and warranties, affirmative, negative or financial covenants or event of default provisions of the ABL Credit Documentation and the cash held by, results of operations and indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the ABL Credit Documentation.

Events of Default:

Consistent with the ABL Documentation Principles, limited to the events of default set forth in the section titled “Events of Default” on Exhibit B and substantially identical to such events of default included in the First Lien Credit Documentation and, in addition, shall include maintenance of cash management as required under “Cash Dominion” above (subject to a five (5) business day grace period prior to a Liquidity Event), failure to deliver compliance certificates or Borrowing Base Certificates (subject to a five (5) business day grace period for failure to deliver such certificates or, in the case of delivery of Borrowing Base Certificates, two (2) business day grace when weekly Borrowing Base Certificates are required to be delivered) and failure to perform the Financial Covenant if then in effect (subject to the Cure Period); provided, with respect to the cross-default to other indebtedness, solely with respect to the First Lien Term Loan Facility, there shall be no cross default except with respect to (x) any payment or bankruptcy event of default under the First Lien Term Loan Facility or (y) any other event of default under the First Lien Term Loan Facility that remains unremedied, unwaived or uncured for 60 consecutive days after the occurrence thereof or with respect to which the agent or the lenders under the First Lien Term Loan Facility are exercising remedies (including acceleration of obligations or termination of commitments).

Voting:

Amendments and waivers of the ABL Credit Documentation will require the approval of ABL Lenders (other than Defaulting Lenders) holding more than 50% of the aggregate principal amount of the ABL Loans and commitments under the ABL Facility (the “Required ABL Lenders”), except that the consent of each ABL Lender directly adversely affected thereby (but not, for the avoidance of doubt, the consent of the Required ABL Lenders) shall be required, unless otherwise contemplated by the ABL Credit Documentation, with respect to (I) (a) increases in the commitment of such ABL Lender (it being understood that a waiver of any condition precedent or the waiver of any condition precedent, default, event of default or mandatory prepayment shall not constitute an increase of any commitment of any ABL Lender), (b) reductions of principal or interest (other than a waiver of default interest, a default, event of default or mandatory prepayment) or fees, (c) extensions of final maturity or the scheduled due date of any principal payment, interest or fee payment and (d) changes in the application of proceeds amongst ABL Lenders after an event of default and, only following the exercise of remedies, changes in other pro rata sharing provisions; (ii) the consent of all ABL Lenders (other than Defaulting Lenders) shall be required with respect to (a) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral (other than in connection with permitted asset sales) and (b) reductions in voting thresholds; (iii) the consent of ABL Lenders (other than Defaulting Lenders) holding more than 66 2/3% of the aggregate principal amount of ABL Loans and ABL Commitments under the ABL Facility (the “Supermajority Lenders”) shall be required with respect to changes to the definition of Borrowing Base or the constituent definitions in a manner that would have the effect of increasing availability thereunder (including changes in eligibility criteria and advance rates), other than changes in reserves implemented by the ABL Administrative Agent in its Permitted Discretion; and (iv) the consent of the Issuing Lender, the Swingline Lender and the ABL Administrative Agent, respectively, shall be required with respect to amendments directly and adversely affecting their respective rights and duties.  It being understood that (A) additional extensions of credit permitted under the ABL Credit Documentation shall not require the consent of all ABL Lenders (or the Required ABL Lenders) but instead shall only require the consent of each ABL Lender extending such credit, (B) any applicable intercreditor agreement may be amended solely with the consent of the ABL Administrative Agent to give effect thereto or to carry out the purposes thereof and (C) subject to the next paragraph there shall be no “class” voting requirement for amendments, modifications or supplements to the ABL Credit Documentation.  In the event that there are less than three (3) unaffiliated Lenders party to the ABL Credit Documentation, the Required ABL Lenders and the Supermajority Lenders shall be all Lenders.

Modifications to provisions requiring pro rata payments or sharing of payments (other than as set forth in clause (I)(d) in the second preceding paragraph) shall only require approval of the Required ABL Lenders and non-pro rata distributions and commitment reductions will be permitted in connection with “amend and extend” transactions or the addition of one or more tranches of debt as permitted by the ABL Credit Documentation.

The ABL Credit Documentation shall contain a mechanism to permit the Borrower Representative (a) with the consent of each directly and adversely affected ABL Lender, but without the consent of any other ABL Lender or the Required ABL Lenders, to extend the final expiration date of such ABL Lender’s Commitment and to provide for different interest rates and fees and voluntary prepayments for the ABL Lender providing such extended ABL Commitment and (b) with the consent of each directly and adversely affected ABL Lender under the ABL Facility (but no other ABL Lender or the ABL Administrative Agent), to provide for a “re-pricing” amendment which reduces the interest rate accruing in respect of the ABL Loans held by such ABL Lenders.

The ABL Credit Documentation will permit the ABL Administrative Agent and the Borrower (i) to amend the ABL Credit Documentation to correct any obvious error or any error or omission of a technical nature in the ABL Credit Documentation without any further action or consent of any other party with notice given to the ABL Lenders of any such amendment and (ii) to enter into or amend any applicable intercreditor agreement to give effect thereto or carry out the provisions thereof.

Assignments and Participations:

The ABL Lenders will be permitted to assign (a) ABL Loans and ABL Commitments with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that, no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default or (ii) if such assignment is made to another ABL Lender or an affiliate, branch or approved fund of any ABL Lender; provided, that no assignments shall be made to natural persons, the Sponsor, any affiliate of the Sponsor and any Disqualified Institution (so long as the list of Disqualified Institutions is made available to all ABL Lenders); provided, further, that if not received within ten (10)

business days of written request by the ABL Administrative Agent, the consent of the Borrower shall be deemed to have been given.  Subject to the preceding sentence, all assignments will also require the consent of the ABL Administrative Agent, the Issuing Lender and the Swingline Lender, not to be unreasonably withheld or delayed.  Each assignment will be in an amount of an integral multiple of $5,000,000 or, if less, all of such ABL Lender’s remaining ABL Loans and ABL Commitments, and shall be accompanied with a processing and recordation fee of $3,500 to the ABL Administrative Agent.  Assignments will be by novation.

The ABL Lenders will have the right to participate their commitments and ABL Loans to other persons (other than any natural persons, the Sponsor, any affiliate of the Sponsor and any Disqualified Institution (so long as the list of Disqualified Institutions is made available to all ABL Lenders)).  Participants shall have the same benefits as the ABL Lenders with respect to yield protection and increased cost provisions, subject to customary limitations and restrictions.  Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants (it being understood that a waiver of any condition precedent or the waiver of any default, event of default  or mandatory prepayment shall not constitute an increase of any commitment of any ABL Lender), (b) reductions of principal or interest (other than a waiver of default interest, a default, event of default or mandatory prepayment) or fees, (c) extensions of final maturity or the due date of any interest or fee payment (other than with respect to any extension facility), (d) changes in the application of proceeds amongst ABL Lenders after an event of default and, only following the exercise of remedies, changes in other pro rata sharing provisions and (e) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral, in each case, with respect to which the affirmative vote of the ABL Lender from which it purchased a participation would be required.  Pledges of ABL Loans in accordance with applicable law shall be permitted without restriction.

The ABL Administrative Agent shall be permitted to make the list of Disqualified Institutions available to any ABL Lender who specifically requests a copy thereof, but such list shall not be “posted” or otherwise disclosed by any ABL Lead Arranger or the ABL Administrative Agent to any other person.  The ABL Administrative Agent shall not have any liability for assignments or participations made to Disqualified Institutions (regardless of whether the consent of the ABL Administrative Agent is required thereto), and no Loan Party, ABL Lender or any of their respective affiliates will bring any claim to such effect.

Yield Protection:

The ABL Credit Documentation shall contain yield protection provisions substantially identical to the yield protection provisions included in the First Lien Credit Documentation but modified to reflect the nature of the ABL Facility as asset based loans, in each case in accordance with the ABL Documentation Principles.

Expenses and Indemnification:

The ABL Credit Documentation shall contain expense and indemnification provisions substantially identical to the expense and indemnification provisions included in the First Lien Credit Documentation but modified to reflect the nature of the ABL Facility as asset based loans (including, without limitation, reimbursement provisions with respect to Collateral Audits), in each case in accordance with the ABL Documentation Principles.

Governing Law and Forum:	New York.

Counsel to the ABL Administrative Agent:	Davis Polk & Wardwell LLP.

Annex I to
EXHIBIT C

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower Representative may elect that the ABL Loans comprising each borrowing to the Borrowers bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

	As used herein:

	“ABR” means the highest of the Administrative Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.0% and one-month adjusted LIBOR plus 1.00%.

	“ABR Loans” means ABL Loans to the Borrowers bearing interest based upon the ABR.

“Applicable Margin” means (a) until the pricing certificate for the first full quarter after the Closing Date has been delivered, (i) in the case of Eurodollar Loans, 1.50% or (ii) in the case of ABR Loans, 0.50%, and (b) thereafter, subject to the below pricing grid based on average daily Availability for the fiscal quarter:

	Availability as a percentage of the applicable Maximum Borrowing Amount	Eurodollar Loans	ABR Loans
	Greater than or equal to 66.66%	1.25%	0.25%
	Less than 66.66% but greater than or equal to 33.33%	1.50%	0.50%
	Less than 33.33%	1.75%	0.75%

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“Eurodollar Rate” means the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any, subject to a floor of 0.00%.

“Eurodollar Loans” means ABL Loans to the Borrowers bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:

The Borrowers shall pay a commitment fee (the “Commitment Fee”) calculated at a rate per annum equal to 0.375% on the average daily unused portion of the aggregate commitments in respect of the ABL Facility of non-defaulting Lenders, payable quarterly in arrears. Following delivery of financial statements for the first full fiscal quarter after the Closing Date, the Commitment Fee rate shall be subject to the below pricing grid based on daily average utilization of the aggregate commitments in respect of the ABL Facility for the previous fiscal quarter. For purposes of the commitment fee calculations, the applicable ABL Exposure (other than Swingline Loans) shall be deemed to be a utilization of the aggregate ABL Facility.

	Level	Average Daily Utilization	Commitment Fee
	I	> 50%	0.25%
	II	< 50%	0.375%

Letter of Credit Fees:

The Borrower shall pay a fee (a) with respect to trade Letters of Credit issued under the ABL Facility, a per annum rate equal to the Applicable Margin for ABL Loans which are Eurodollar Loans, and (b) with respect to standby Letters of Credit, a per annum rate equal to the Applicable Margin for ABL Loans which are Eurodollar Loans. Such fee shall be shared ratably among the applicable ABL Lenders (other than Defaulting Lenders) and shall be payable quarterly in arrears.

	A fronting fee in an amount to be agreed (but in any event not to exceed 0.125% per annum) on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for

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its own account. The Borrower shall also pay to the Issuing Lender for its own account such Issuing Lender’s customary and reasonable issuance and administration fees.

Default Rate:

Any principal payable under or in respect of the ABL Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2% per annum. Default interest will be payable on demand.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the ABR).

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EXHIBIT D

PROJECT OPAL

Conditions

The availability of the Senior Credit Facilities shall be subject solely to the satisfaction or waiver by (x) with respect to the First Lien Term Facility, the Initial First Lien Lenders with commitments in respect of the First Lien Term Facility and (y) with respect to the ABL Facility, the Initial ABL Lenders with commitments in respect of the ABL Facility, in each case, of the following conditions (subject to the Certain Funds Provision).  Capitalized terms used but not defined in this Exhibit D have the meanings set forth in the letter to which this Exhibit D is attached or in Exhibits A, B or C thereto.

1.                                      Subject to the Certain Funds Provision, the Borrower and each Guarantor shall have executed and delivered the Senior Credit Documentation, in each case, consistent with the Commitment Letter and Term Sheets, to which they are parties and the Commitment Parties shall have received:

(a)                                 a customary notice of borrowing;

(b)                                 customary closing officer’s (certifying as to resolutions, organizational documents and incumbency, as to the accuracy of the Specified Representations in all material respects and no amendments or modifications to the provisions of the Merger Agreement that are materially adverse to the interests of the Initial Senior Lenders) and good standing (of the jurisdiction of organization of the Borrower and Guarantors) certificates and legal opinions;

(c)                                  a certificate (substantially in the form of Annex I to this Exhibit D) from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent; and

(d)                                 in the case of the ABL Facility only, a Borrowing Base Certificate (which may state the Temporary Borrowing Base Amount if a Collateral Audit has not been completed prior to the Closing Date).

2.                                      Prior to, or substantially concurrently with the initial fundings contemplated by the Commitment Letter, the Refinancing shall have been consummated.

3.                                      The Merger shall be consummated in all material respects pursuant to the Merger Agreement (for the avoidance of doubt, the Initial Senior Lenders are satisfied with the Merger Agreement dated the date hereof) substantially concurrently with the initial funding of the Senior Credit Facilities without giving effect to any amendments or modifications to the provisions thereof or express waivers or consents thereto that, in each case, are materially adverse to the interests of the Initial Senior Lenders without the consent of the Initial Senior Lenders, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any change in the Merger Consideration (as defined in the Merger Agreement) shall be deemed not to be adverse to the interest of the Initial Senior Lenders and (ii) any adverse modification to the definition of Beta Material Adverse Effect (or adverse express waiver or express consent in respect of the definition of Beta Material Adverse Effect) without the prior written consent of the Initial Senior Lenders (such consent not to be unreasonably withheld, delayed or conditioned) shall be deemed to be materially adverse to the interests of the Initial Senior Lenders); provided that in each case the Initial Senior Lenders shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within 3 business days of receipt of written notice of such modification, amendment, consent or waiver.

4.                                      Since the date of the Merger Agreement there shall not have been a Beta Material Adverse Effect (as defined in the Merger Agreement as of the date hereof).

5.                                      The Commitment Parties shall have received (1) (i) the audited consolidated statements of operations, shareholders’ equity and cash flows of HC Group Holdings III, Inc. for the fiscal years ended December 31, 2016 and December 31, 2017, and the related audited consolidated balance sheets as of the end of such fiscal years and (ii) the audited consolidated statements of operations, shareholders’ equity and cash flows of HC Group Holdings III, Inc. for, and the related audited consolidated balance sheets as of the end of, each fiscal year of HC Group Holdings III, Inc. ended at least 120 days prior to the Closing Date (each Commitment Party acknowledges receipt of such audited statements of operations, shareholders’ equity and cash flows and the related balance sheets in clause (1)(i) hereof), (2) (i) the unaudited consolidated statement of operations of HC Group Holdings III, Inc. for the fiscal quarters ending March 31, 2018, June 30, 2018 and September 30, 2018, and the related unaudited consolidated balance sheet as of the end of such fiscal quarters and (ii) the unaudited consolidated statement of operations of HC Group Holdings III, Inc. for, and the related unaudited consolidated balance sheet as of the end of, each fiscal quarter of HC Group Holdings III, Inc. (other than the fourth fiscal quarter) ended after the close of the fiscal quarter ending September 30, 2018 and at least 45 days prior to the Closing Date (each Commitment Party acknowledges receipt of unaudited consolidated statements of operations and the related balance sheet in clause (2)(i) hereof), (3) (i) the audited consolidated statements of operations, shareholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2016 and December 31, 2017, and the related audited consolidated balance sheets as of the end of such fiscal years and (ii) the audited consolidated statements of operations, shareholders’ equity and cash flows of the Company for, and the related audited consolidated balance sheets as of the end of, each fiscal year of the Company ended at least 120 days prior to the Closing Date (each Commitment Party acknowledges receipt of such audited statements of operations, shareholders’ equity and cash flows and the related balance sheets in clause (3)(i) hereof), (4) (i) the unaudited consolidated statement of operations of the Company for the fiscal quarters ending March 31, 2018, June 30, 2018 and September 30, 2018, and the related unaudited consolidated balance sheet as of the end of such fiscal quarters and (ii) the unaudited consolidated statement of operations of the Company for, and the related unaudited consolidated balance sheet as of the end of, each fiscal quarter of the Company (other than the fourth fiscal quarter) ended after the close of the fiscal quarter ending September 30, 2018 and at least 45 days prior to the Closing Date (each Commitment Party acknowledges receipt of unaudited consolidated statements of operations and the related balance sheet in clause (4)(i) hereof) and (5) a pro forma consolidated balance sheet of the Company as of the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 120 days in case such period is the end of the Company’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date and any other adjustments as agreed by the Sponsor and the Commitment Parties (which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase or recapitalization accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R))).

6.                                      So long as requested at least ten (10) business days prior to the Closing Date, the Administrative Agents shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information with respect to the Borrower and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.  At least three (3) business days prior to the Closing Date (to the extent requested by the Administrative Agents or any Commitment Party at least ten (10) business days prior to the Closing Date), the Borrower or any Guarantor that qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) shall deliver beneficial ownership certificates substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association (a “Beneficial Ownership Certificate”) in relation to the Borrower or such Guarantor to each Administrative Agent or Commitment Party that so requests.

7.                                      Payment of all fees, closing payments and expenses earned, due and payable to the Commitment Parties and the Lenders required to be paid on the Closing Date under the Senior Credit Facilities for which invoices have been received at least three (3) business days in advance (which amounts may be offset against the proceeds of the applicable Facility) shall have been made (or shall be made substantially contemporaneously with funding).

8.                                      Subject to the Certain Funds Provision, with respect to the Senior Credit Facilities, all actions necessary to establish that the Administrative Agent will have a perfected security interest in the Collateral of the Borrower and each Guarantor under the Senior Credit Facilities shall have been taken (or shall be taken substantially contemporaneously with funding).

9.                                      The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects.

10.                               The Senior Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least fifteen (15) consecutive business days (unless a shorter period is acceptable to the Senior Lead Arrangers) following the date of delivery of the financial statements required under clause (1)(i), (2)(i), (3)(i), (4)(i) and (5) (and, if applicable, clauses (1)(ii), (2)(ii), (3)(ii) and (4)(ii)) of paragraph 5 above (the “Required Financial Information”) to seek to syndicate the Senior Credit Facilities; provided, that in no event shall such Marketing Period be restarted or cease to continue if additional financial information as required pursuant to clauses (1)(ii), (2)(ii), (3)(ii) and (4)(ii) of paragraph 5 of this Exhibit D are delivered after such Marketing Period has commenced (which commencement, for the avoidance of doubt, begins at such time that all required information under clauses (1), (2), (3), (4) and (5) of paragraph 5 above, excluding information that is not then required by clause (1)(ii), (2)(ii), (3)(ii) and (4)(ii) (determined as if the date of the commencement of the Marketing Period were the Closing Date), has been delivered; provided that (A) the Marketing Period shall not commence prior to the date the proxy statement for the Merger is mailed to Beta’s shareholders, (B) May 27, 2019, July 4, 2019, July 5, 2019 and November 27, 2019 through December 1, 2019 shall not be considered business days for purposes of such Marketing Period (provided, however, that such exclusion shall not restart such period) and (C) if such 15 consecutive business day period shall not have fully elapsed on or prior to August 16, 2019, then such period shall not commence any earlier than September 3, 2019. If the Borrower in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to the Senior Lead Arrangers written notice to that effect (stating when it believes it completed any such delivery), in which case the Borrower shall be deemed to have delivered the Required Financial Information on the date specified in such notice and the fifteen (15) consecutive business day period described above shall be deemed to have commenced on the date specified in such notice, in each case unless the Senior Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Required Financial Information and, within two business days after its receipt of such notice from the Borrower, the Senior Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity which Required Financial Information is required).

Annex I to Exhibit D

FORM OF SOLVENCY CERTIFICATE

[•],

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•](1) (the “First Lien Credit Agreement”) and Section [•] of that certain [•](2) (the “ABL Credit Agreement” and, together with the First Lien Credit Agreement, collectively, the “Credit Agreements” and each a “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [•], the [chief financial officer/equivalent officer] of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to each of the Credit Agreements.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreements and the Transactions on the date hereof, that, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

(1)         Describe First Lien Credit Agreement.

(2)         Describe ABL Credit Agreement.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[•]
	Title:	[•]

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